Exhibit 2.1

EXECUTION VERSION

Agreement and Plan of Merger

dated as of May 19, 2023

by and among

TRAQIQ, INC.,

TITAN MERGER SUB CORP.,

TITAN TRUCKING, LLC,

TITAN 5, LLC

TITAN HOLDINGS 2, LLC,

JEFF RIZZO,

WILLIAM MCCAULEY

and

JEFF RIZZO, as the Seller Representative

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Section 6.1 General Conditions to the Obligations to Effect the Merger.	41
Section 6.2 Deliveries by Sellers.	41
Section 6.3 Deliveries by Buyer.	42
Article 7 TAX MATTERS	43
Section 7.1 Straddle Period.	43
Section 7.2 Tax Refunds.	44
Section 7.3 Tax Contests.	44
Section 7.4 Transfer Taxes.	44
Section 7.5 Tax Returns.	44
Section 7.6 Cooperation.	45
Section 7.7 Tax Treatment; Consistent Reporting.	45
Article 8 INDEMNIFICATION	45
Section 8.1 Survival.	45
Section 8.2 Indemnification Obligations.	46
Section 8.3 Procedures.	47
Section 8.4 Limitations on Indemnification.	50
Article 9 MISCELLANEOUS	51
Section 9.1 Notices.	51
Section 9.2 Interpretation.	52
Section 9.3 Counterparts.	52
Section 9.4 Entire Agreement.	52
Section 9.5 Third Party Beneficiaries.	52
Section 9.6 Governing Law; Resolution of Disputes.	52
Section 9.7 Specific Performance.	53
Section 9.8 Assignment.	53
Section 9.9 Expenses.	53
Section 9.10 Severability.	54
Section 9.11 Counsel and Advisors.	54
Section 9.12 Amendment; Waiver.	54
Section 9.13 Sellers’ Disclosure Schedules.	54
Section 9.14 Construction	55
Section 9.15 Conflict Waiver; Attorney-Client Privilege and Related Matters.	56
SCHEDULE A DEFINITIONS	1

Annexes

Annex A	Definitions

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 19, 2023, by and among TraQiQ, Inc., a California corporation (“Buyer”), Titan Merger Sub Corp., a Michigan corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), Titan Trucking, LLC, a Michigan limited liability company (the “Company”), Titan 5, LLC, a Michigan limited liability company (“Titan 5”), Titan Holdings 2, LLC, a Michigan limited liability company (“Holdings”), Jeff Rizzo, an individual (“JR”), William McCauley, an individual (“WM”, and, together with Holdings, Titan 5, and JR, the “Sellers”), and Jeff Rizzo, as the Sellers’ representative (the “Seller Representative”). Buyer, Merger Sub, the Company and each of the Sellers is sometimes hereinafter referred to as a “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein have the meanings ascribed to such terms in Schedule A.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, Sellers, who constitute all of the Company’s members, have unanimously approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in accordance with the Michigan Limited Liability Company Act (“MLLCA”);

WHEREAS, the respective boards of directors of Buyer and Merger Sub, and Buyer as the sole stockholder of Merger Sub, have each unanimously: (a) determined that it is in the best interests of Buyer or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in accordance with the Michigan Business Corporation Act (the “MBCA”);

WHEREAS, Sellers owns one hundred percent (100%) of the issued and outstanding Equity Interests (the “Interests”) of the Company;

WHEREAS, the Company owns all of the Equity Interests of Senior Trucking, LLC, a Michigan limited liability company (“Senior Trucking”);

WHEREAS, the Company is in the business of providing waste collection disposal and other transportation services (collectively, as owned and operated by the Company, the “Business”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

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NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
THE MERGER; EFFECT OF THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MLLCA and the MBCA, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its limited liability company existence under the MLLCA as the surviving entity in the Merger and a Subsidiary of Buyer (sometimes referred to herein as the “Surviving Company”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after all of the conditions in Article 6 shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at Closing), and subject to the foregoing, shall take place on the date hereof, or at such time and on a date to be specified by the Parties (the “Closing Date”). The Closing shall take place remotely via the electronic exchange of counterpart signature pages. As soon as practicable on or after the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit II with the Secretary of State of the State of Michigan in accordance with the MBCA and the MLLCA (the “Certificate of Merger,” with the time of such filing, or such later effective time specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 1.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and MLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

Section 1.4 Articles of Organization; Operating Agreement.

(a) The Certificate of Merger shall provide that, at the Effective Time, the Articles of Organization of the Surviving Company shall be in the form of the Articles of Organization of the Company as in effect immediately prior to the Effective Time. The Articles of Organization of the Company as in effect immediately prior to the Effective Time, shall be as set forth on Exhibit III-A.

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(b) At the Effective Time, the operating agreement of the Surviving Company shall be the operating agreement set forth on Exhibit III-B

Section 1.5 Managers and Officers.

(a) The initial manager of the Surviving Company shall be the sole stockholder of Merger Sub immediately prior to the Effective Time, until its successor is duly elected or appointed and qualified.

(b) The initial officers of the Surviving Company shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed and qualified.

Section 1.6 Effect on Equity Interests. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub or the Company or the holder of any Equity Interest of Parent, Merger Sub or the Company:

(a) Treatment of Company Membership Interests. At the Effective Time, the membership interests of the Company that are issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchangeable for an aggregate of 630,900 shares of Buyer Preferred Stock (the “Merger Consideration”), which shall be issued in accordance with Section 1.7.

(b) Treatment of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable membership interest of the Surviving Company and shall constitute the only Equity Interests of the Surviving Company.

Section 1.7 Issuance of Merger Consideration; Capital Contribution.

(a) At the Effective Time, Buyer shall issue or cause to be issued by book entry transfer to an account at the transfer agent for the Buyer Preferred Stock:

(i) to each Seller his or its Pro Rata Share of the Closing Consideration, as set forth on Exhibit I attached hereto; and

(ii) to the Escrow Agent, the Escrow Stock.

(b) At the Closing, Buyer shall make a capital contribution to the Surviving Company in an amount equal to $500,000 (the “Capital Contribution”), in accordance with wire instructions provided by the Seller Representative in writing.

Article 2
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article 2 are true, correct and complete as of the date hereof (or, if made as of a specified date, as of such date).

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Section 2.1 Organization and Standing.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of California with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Michigan with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

Section 2.2 Corporate Power and Authority. Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Document to which it is party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Buyer and Merger Sub is, and each of the Ancillary Documents to be executed and delivered by Buyer and/or Merger Sub, as applicable, at the Closing shall be, duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, board and shareholder action on the part of each of Buyer and Merger Sub. Assuming due authorization, execution and delivery by Sellers and the Seller Representative (for documents to which Seller and/or the Seller Representative is a party), this Agreement, and each Ancillary Document to which each of Buyer and/or Merger is a party, as applicable, constitute the legal, valid and binding obligations of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3 Conflicts, Consents and Approvals. Except as set forth on Section 2.3 of the Buyer’s Disclosure Schedule, neither the execution nor delivery by Buyer or Merger Sub of this Agreement or the Ancillary Documents to which Buyer or Merger Sub is a party nor the consummation of the transactions contemplated hereby and thereby will:

(a) conflict with, or result in a breach of any provision of the Organizational Documents of Buyer or Merger Sub;

(b) materially violate, or conflict with, or result in a material breach of, any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the material properties or assets of Buyer or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Buyer or Merger Sub is a party or by which its assets or properties are bound;

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(c) violate any Law applicable to Buyer and/or Merger Sub or any of Buyer’s or Merger Sub’s properties or assets; or

(d) except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”), require any action or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority.

Section 2.4 Valid Issuance of Stock.

(a) The shares of Buyer Preferred Stock constituting the Merger Consideration, when issued, paid for and delivered as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and nonassessable and shall be free of any Encumbrances (other than those created by applicable state and/or federal securities laws). The securities of Buyer that may be issued from time to time upon conversion of the shares of Buyer Preferred Stock constituting the Merger Consideration (the “Conversion Shares”) have been duly and validly reserved for issuance and upon issuance in accordance with the terms of Buyer’s Organizational Documents shall be duly authorized and validly issued, fully paid, and nonassessable, and shall be free of any Encumbrances (other than those created by applicable state and/or federal securities laws).

(b) Assuming the accuracy of the Sellers’ representations set forth in Article IV, the issuance of the Buyer Preferred Stock constituting the Merger Consideration and the Conversion Shares are exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 2.5 Capitalization.

Buyer is authorized to issue 300,000,000 shares of Common Stock, par value $0.0001 per share (“Buyer Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.0001 per share, of which (a) 50,000 shares have been designated as Series A Preferred Stock, (b) 2,000,000 shares have been designated as Series B Convertible Preferred Stock, and (c) 1,000,000 shares have been designated as Series C Convertible Preferred Stock. As of the date hereof and immediately prior to the Closing, (w) 33,939,965 shares of Buyer Common Stock, (w) no shares of Series A Preferred Stock, (y) 1,470,135 shares of Series B Convertible Preferred and (z) no shares of Series C Convertible Preferred Stock are issued and outstanding. Each Equity Interest of Buyer is duly authorized and validly issued and has not been issued in violation of any preemptive rights, rights of first refusal or first offer, or similar rights. Except as set forth in Section 2.5 of the Buyer’s Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any Equity Interests of Buyer, nor are there outstanding any Equity Interests which are convertible into or exchangeable for any Equity Interests of Buyer. The Merger Consideration represents approximately 23.53% of the issued and outstanding Equity Interests of Buyer on a fully-diluted basis immediately following the Closing. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Neither the issuance of the shares of Buyer Preferred Stock constituting the Merger Consideration nor the issuance of the Conversion Shares will obligate Buyer to issue any Equity Interests to any Person and will not result in a right of any holder of Equity Interests of Buyer to adjust the exercise, conversion, exchange or reset price under any of such Equity Interests. All of the outstanding shares of capital stock of Buyer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase Equity Interests of Buyer. Except as set forth in Section 2.5 of the Buyer’s Disclosure Schedule, Buyer has not agreed to register any Equity Interests or other securities under the Securities Act, or under any state securities Law or granted registration rights to any Person. Buyer does not control, own, or have any right to acquire, and has not controlled or owned, directly or indirectly, any Equity Interest or other ownership interest in any Person or any other securities or investments of any type.

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Section 2.6 Reports and Financial Statements.

(a) Buyer has timely filed all forms, reports and documents required to be filed with the SEC since January 1, 2020 (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) (all such required forms, reports and documents are referred to herein as the “SEC Documents”), all of which are available to Sellers through the SEC’s EDGAR database. As of their respective dates, the SEC Documents: (i) complied as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited financial statements of Buyer as of December 31, 2021 and 2022, including the notes thereto: (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present in all material respects the financial position of Buyer as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of Buyer, which books and records are accurate and complete in all material respects.

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(c) Buyer is not party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Buyer in its financial statements.

(d) Buyer has no outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Buyer.

Section 2.7 Absence of Certain Changes. Since December 31, 2022, except as described in Schedule 2.7 of the Buyer’s Disclosure Schedules or in the SEC Documents, Buyer has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to Buyer, except for sales or transfers in the Ordinary Course of Business;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business, which has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) entered into any Contract that would constitute a Material Contract;

(e) terminated or materially modified, waived any material right under or cancelled any Material Contract of Buyer;

(f) incurred any Encumbrance on any material assets or property, or any losses, damages, deficiencies or Liabilities, except for Liabilities incurred in the Ordinary Course of Business which are not material to Buyer’s businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to any rights with respect to Intellectual Property rights of Buyer, other than in the Ordinary Course of Business;

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(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except in the Ordinary Course of Business;

(o) made any payments to any Related Party other than as described in the SEC Documents other than wages and benefits paid in the Ordinary Course of Business;

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of Buyer;

(q) entered into, terminated, or received notice of termination of any (i) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the sale or license of its products and services;

(t) instituted, settled or compromised any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

Section 2.8 No Material Adverse Change. Except as set forth in Section 2.8 of the Buyer’s Disclosure Schedule, since January 1, 2023 (i) Buyer’s businesses have been conducted in the ordinary course in all material respects, consistent with past practice, and (ii) there has been no Material Adverse Effect on Buyer.

Section 2.9 Investment Intent. Buyer is acquiring the Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act and the rules and regulations promulgated thereunder.

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Section 2.10 Brokerage and Finder’s Fee. Except as set forth on Section 2.10 of the Buyer’s Disclosure Schedule, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 2.11 Litigation. Except as set forth on Section 2.11 of the Buyer’s Disclosure Schedule, as of the date hereof, there are no Actions pending or, to the Knowledge of Buyer, threatened against or otherwise relating to Buyer that challenge or seek to enjoin, alter or materially delay the transactions contemplated herein.

Section 2.12 Compliance with Law. None of Buyer or its Representatives (i) authorized or engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of or is subject to Sanctions, (ii) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act, or any other similar Law, (iii) offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts, or (iv) otherwise violated or operated in noncompliance with any Laws prohibiting corruption or bribery.

Section 2.13 Buyer has provided to Sellers a true, correct and complete copy of its directors and officers, errors and omissions, and fiduciary liability insurance coverage (the “Buyer’s D&O Policy”). All premiums due on the Buyer’s D&O Policy have either been paid or, if not yet due, accrued. Buyer is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in the Buyer’s D&O Policy. Neither Buyer, or, to Buyer’s Knowledge, any other party to the Buyer’s D&O Policy is in breach or default (including with respect to the payment of premiums or the giving of notices) thereof. No party to the Buyer’s D&O Policy has repudiated any provision thereof in writing, and the Buyer’s D&O Policy has not been subject to any lapse of coverage.

Section 2.14 Exclusivity of Company and Sellers’ Representations; No Reliance. The representations and warranties regarding the Company set forth in Article 3 and Sellers set forth in Article 4 constitute the sole and exclusive representations and warranties regarding the Company and Sellers in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and Sellers, and Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Articles 3 and 4.

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Article 3
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Sellers’ Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are true as of the date hereof (or, if made as of a specified date, as of such date).

Section 3.1 Organization and Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company is not in default under or in violation of any provision of its Organizational Documents, each as amended to date, and all such documents are in full force and effect. True and complete copies (including all amendments thereto) of the Company’s Organizational Documents, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors.

(b) Senior Trucking is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted. Senior Trucking is duly qualified to do business as a foreign company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Senior Trucking is not in default under or in violation of any provision of its Organizational Documents, each as amended to date, and all such documents are in full force and effect. True and complete copies (including all amendments thereto) of Senior Trucking’s Organizational Documents, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors

Section 3.2 Capitalization and Subsidiaries.

(a) All of the Equity Interests of the Company are as set forth on Section 3.2(a) of the Sellers’ Disclosure Schedule. All of the Interests are owned of record and beneficially by Sellers free and clear of all Encumbrances, except for those Encumbrances under federal and/or state securities laws and the Organizational Documents of the Company. Each Equity Interest of the Company is duly authorized and validly issued and has not been issued in violation of any preemptive rights, rights of first refusal or first offer, or similar rights. Except as set forth in Section 3.2(a) of the Sellers’ Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any Equity Interests of the Company, nor are there outstanding any Equity Interests which are convertible into or exchangeable for any Equity Interests of the Company. Except as set forth in Section 3.2(a) of the Sellers’ Disclosure Schedule, there are no voting trusts, equityholders agreements, proxies or other agreements or undertakings with respect to the voting, sale or other disposition of any of the Equity Interests of the Company. There are no outstanding or authorized membership unit appreciation, phantom membership unit, profit participation, profits interest, incentive unit or similar rights with respect to the Company. The Company has no obligation of any kind to issue any additional securities or to pay for Equity Interests of the Company or any predecessor thereof. The Company has not agreed to register any Equity Interests under the Securities Act, or under any state securities Law or granted registration rights to any Person. The Company does not control, own, or have any right to acquire, and has not controlled or owned, directly or indirectly, any Equity Interest or other ownership interest in any Person or any other securities or investments of any type.

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(b) All of the Equity Interests of Senior Trucking are as set forth on Section 3.2(b) of the Sellers’ Disclosure Schedule. All of the issued and outstanding Equity Interests of Senior Trucking are owned of record and beneficially by the Persons set forth on Section 3.2(b) of the Sellers’ Disclosure Schedule free and clear of all Encumbrances, except for those Encumbrances under federal and/or state securities laws and the Organizational Documents of the Senior Trucking. Each Equity Interest of Senior Trucking is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights, rights of first refusal or first offer, or similar rights. Except as set forth in Section 3.2(b) of the Sellers’ Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any Equity Interests of Senior Trucking, nor are there outstanding any Equity Interests which are convertible into or exchangeable for any Equity Interests of Senior Trucking. Except as set forth in Section 3.2(b) of the Sellers’ Disclosure Schedule, there are no voting trusts, equityholders agreements, proxies or other agreements or undertakings with respect to the voting, sale or other disposition of any of the Equity Interests of Senior Trucking. There are no outstanding or authorized membership unit appreciation, phantom membership unit, profit participation, profits interest, incentive unit or similar rights with respect to Senior Trucking. Senior Trucking has no obligation of any kind to issue any additional securities or to pay for Equity Interests of Senior Trucking or any predecessor thereof. Senior Trucking has not agreed to register any Equity Interests under the Securities Act of 1933, as amended, or under any state securities Law or granted registration rights to any Person. Senior Trucking does not control, own, or have any right to acquire, and has not controlled or owned, directly or indirectly, any Equity Interest or other ownership interest in any Person or any other securities or investments of any type.

(c) The Company has no Subsidiaries other than Senior Trucking.

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Section 3.3 Conflicts; Consents and Approvals.

(a) Sellers, who are all the members of the Company, by resolutions duly adopted by a unanimous consent of all of Sellers, which consent has not been subsequently rescinded or modified in any way, have approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(b) Neither the execution and delivery of this Agreement nor the Ancillary Documents by Seller nor the consummation of the transactions contemplated hereby and thereby will:

(i) conflict with, or result in a breach of any provision of the Organizational Documents of the Company or Senior Trucking;

(ii) except as set forth in Section 3.3(b) of the Sellers’ Disclosure Schedule, materially violate or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a material default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or Senior Trucking, under any of the terms, conditions or provisions of any Contract or Permit to which the Company or Senior Trucking is a party or by which its assets are bound;

(iii) violate any Law applicable to the Company or Senior Trucking or any of their properties or assets; or

(iv) require any notice or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, or other regulatory or self-regulatory body, except for the consents, approvals, registrations and filings set forth on Section 3.3(d) of the Sellers’ Disclosure Schedule and except for consents, approvals, registrations and filings required by applicable federal and/or state securities laws.

Section 3.4 No Material Adverse Change.

(a) Except as set forth in Section 3.4(a) of the Sellers’ Disclosure Schedule, since January 1, 2023 (i) the Business has been conducted in the ordinary course in all material respects, consistent with past practice, and (ii) there has been no Material Adverse Effect on the Company, Senior Trucking or the Business.

(b) Without limiting the generality of the foregoing, since January 1, 2023, except as set forth in Section 3.4(b) of the Sellers’ Disclosure Schedule, none of the Company, Senior Trucking or, solely with respect to the Business, any Seller has:

(i) amended any of the Organizational Documents of the Company or Senior Trucking;

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(ii) increased the compensation of its Service Providers, other than as provided for in any written agreements or in the Ordinary Course of Business;

(iii) entered into, adopted or amended or committed to enter into, adopt or amend any Employee Benefit Plan other than in the Ordinary Course of Business;

(iv) entered into, adopted or amended or committed to enter into, adopt or amend any collective bargaining or similar labor organization agreement;

(v) incurred any indebtedness for borrowed money in an aggregate amount exceeding $250,000, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(vi) entered into, amended or terminated (except to the extent expired pursuant to its terms) any Material Contract other than in the Ordinary Course of Business;

(vii) acquired, purchased, leased or licensed any assets or properties valued in excess of $100,000, or made any commitment to do so other than in the Ordinary Course of Business;

(viii) sold, transferred, assigned, conveyed, or otherwise disposed of, other than in the Ordinary Course of Business, any material asset of the Company or Senior Trucking (including Intellectual Property);

(ix) adopted or changed any method of accounting (including any method of Tax accounting) except as required by GAAP or applicable Law or as disclosed in the notes to the Unaudited Financial Statements;

(x) made, changed or revoked any Tax election, entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law), settled or compromised any Tax claim, investigation, audit, controversy or assessment relating to the Company or Senior Trucking, consented to any extension or waiver of the limitation period applicable to any Tax claim, investigation audit, controversy or assessment relating to the Company or Senior Trucking or changed its fiscal or Tax year or accounting period;

(xi) acquired, or agreed to acquire, any business or Person, whether by merger or consolidation, purchase of assets or Equity Interests or any other manner;

(xii) canceled or reduced any insurance coverage other than in Ordinary Course of Business;

(xiii) made or committed to make any capital expenditure in excess of $100,000 in the aggregate (excluding any expenditures subject to Section 3.4(b)(vii));

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(xiv) created or incurred any Encumbrances on any assets or properties of the Company or Senior Trucking, or the Interests, in each case, outside the Ordinary Course of Business;

(xv) formed any joint venture or partnership with any Person;

(xvi) terminated, modified or failed to renew any material Permit other than in the Ordinary Course of Business; or

(xvii) committed to do any of the foregoing referred to in clauses (i)-(xvi).

Section 3.5 Company Financial Statements. Attached to Section 3.5(a)(i) of the Sellers’ Disclosure Schedule are true, correct and complete copies of the Unaudited Financial Statements. Except as set forth on Section 3.5(a)(ii) of the Sellers’ Disclosure Schedule, the Unaudited Financial Statements (i) fairly present in all material respects the financial position, results of operations and cash flows of the Company, Senior Trucking and/or the Business as of the dates and for the periods covered therein, and (ii) have been prepared from the books and records of the Company, Senior Trucking and/or the Business, and have been prepared on an accrual basis of accounting consistently applied by the Company (subject, in the case of the Unaudited Financial Statements, to the absence of notes).

Section 3.6 Compliance with Law.

(a) None of any Seller, the Company or Senior Trucking is in violation of any material Law applicable to the conduct of the Business. None of any Seller, the Company or Senior Trucking, during the five (5) years prior to the date hereof, has received any written notice from any Governmental Authority or any Person to the effect that the Business is not in compliance with any applicable Law and none of the Company, Senior Trucking nor the Business is under investigation with respect to, has not received any subpoena (administrative or judicial) or similar investigative demand, and has not been threatened to be charged with, any Action or non-compliance with any applicable Law.

(b) Each of the Company and Senior Trucking has all material Permits required to permit the Company and Senior Trucking to own, lease, maintain, and operate its assets and properties and to conduct the Business as currently conducted. All of the material Permits held by or issued to the Company or Senior Trucking are in full force and effect, and, the Company and Senior Trucking are in material compliance with each such Permit held by or issued to it. No suspension, cancellation or modification is pending, or, to Sellers’ Knowledge, threatened, with respect to any of the material Permits. True and complete copies of the Company’s and Senior Trucking’s material Permits, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors.

(c) None of the Company, Senior Trucking or any of their respective equityholders, members, governing persons, officers or directors (collectively, the “Representatives”) is a Government Official.

(d) In connection with the Business, the Company, Senior Trucking and Sellers, and each of their respective Representatives are in material compliance with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act, U.S. False Claims Act, and U.S. Anti-Kickback Statute. In connection with the Business, none of the Company, Seller or their Representatives (i) authorized or engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of or is subject to Sanctions, (ii) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act, or any other similar Law, (iii) offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts, or (iv) otherwise violated or operated in noncompliance with any Laws prohibiting corruption or bribery.

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Section 3.7 Litigation. Except as set forth in Section 3.7 of the Sellers’ Disclosure Schedule, there is no Action pending or, to Sellers’ Knowledge, threatened against the Company or Senior Trucking, or challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement in an Action in which the Company, Senior Trucking or any Seller is a party. Except as set forth in Section 3.7 of the Sellers’ Disclosure Schedule, neither the Company nor Senior Trucking is subject to any outstanding Order or any other instrument limiting its ability to do business or engage in the Business. Except as otherwise disclosed in Section 3.7 of the Sellers’ Disclosure Schedule, neither the Company nor Senior Trucking has initiated nor has the Company or Senior Trucking been the target of any material complaint, investigation, regulatory proceeding or disciplinary hearing or action of any kind, during the five (5) year period ending on the Closing Date. Within the past five (5) years, neither the Company nor Senior Trucking has entered into any settlement in connection with, admitted to Liability in connection with, consented to the entry of any Order or any other instrument in connection with, or otherwise resolved any pending or threatened Action against the Company or Senior Trucking involving (i) the payment of monetary damages or other costs or expenses (other than the fees and expenses of counsel for the Company or Senior Trucking in connection with such Action) or (ii) any equitable or injunctive remedy applicable to the Company or Senior Trucking.

Section 3.8 Intellectual Property.

(a) Section 3.8(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all (1) Patents, (2) registered Trademarks, (3) registered Copyrights, and (4) domain name registrations and websites, in each case, included in the Company Intellectual Property specifying as to each such item, as applicable (i) the title of the item, (ii) the owner(s) of the item, (iii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration or application number of the item, and (v) the status of the item (e.g., issued, pending, challenged, abandoned, expired). Except as set forth in Section 3.8(a) of the Sellers’ Disclosure Schedule, no Seller nor any of their Affiliates (other than the Company and Senior Trucking) owns or receives a license to any material Company Intellectual Property that is necessary for the Company and Senior Trucking to conduct the Business as currently conducted.

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(b) The Company and/or Senior Trucking exclusively owns, has an exclusive license or sublicense to, or otherwise possesses all material Intellectual Property rights necessary to conduct the Business as currently conducted.

(c) All of the Company Intellectual Property is subsisting, valid and enforceable, and free and clear of any Encumbrance and exclusive licenses. All of the pending Intellectual Property registrations included in the Company Intellectual Property, with the exception of those marked “expired” or “abandoned” in Section 3.8(a) of the Sellers’ Disclosure Schedule, are pending, free and clear of any Encumbrance and exclusive licenses, and in compliance with all procedural filing requirements, other than any procedural filing requirements that, if not satisfied with respect to such applications, would not result in a revocation, cancellation, or lapse.

(d) To Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating any of the Company Intellectual Property. During the past five (5) years from the date hereof, none of the Company, Senior Trucking or any Seller has sent or received any correspondence concerning the infringement, misappropriation or other violation of any Company Intellectual Property. As of the date hereof, there are no Actions pending or threatened by the Company, Senior Trucking or any Seller relating to any of the foregoing.

(e) None of the Company, Senior Trucking or Seller (with respect to the Business) has received any written claim or notice of any threatened claim alleging any infringement, violation or misappropriation of the Intellectual Property rights of a third party. Neither the conduct of the Business nor the manufacture, marketing, sale and/or use of the Products by the Company or Senior Trucking alone or in conjunction with any other such Product or any improvement thereof, has in the past five (5) years materially infringed (either directly or indirectly), violated or constituted, and does not currently materially infringe (either directly or indirectly), violate or constitute a misappropriation of or material infringement upon, any Intellectual Property of any third party.

Section 3.9 Information Technology Matters and Data Privacy.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and Senior Trucking currently maintains a plan with respect to business continuity, security and disaster recovery activities consistent with industry standards for companies of similar size that conduct similar business activities. Except as set forth on Section 3.9(a) of the Sellers’ Disclosure Schedule, the Business Systems are sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as presently conducted by the Company and Senior Trucking. To Sellers’ Knowledge, the Business Systems do not contain any viruses, malicious code or other unauthorized code or devices that, or would reasonably be expected to, (i) impair the operation of the Business Systems in any respect, (ii) significantly disrupt or adversely affect the functionality of any Business Systems, or (iii) enable or assist any Person to access without authorization any Business Systems. To Sellers’ Knowledge, no Person has gained unauthorized access to any Business Systems.

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(b) Neither the Company nor Senior Trucking (i) to Sellers’ Knowledge, has experienced any security breaches as the term “breach” is defined under the Data Security Requirements (a “Security Breach”) or (ii) received notice of, or been subject to, any audits, inquiries, or claims by, or investigations by, any Governmental Authority regarding an alleged Security Breach of (x) the Business Systems, including information stored or contained therein or transmitted thereby, or (y) Personal Information or other confidential or proprietary information collected, processed, stored, used, modified, disclosed, transferred or maintained by or on behalf of the Company or Senior Trucking. There have been no Actions brought against the Company or Senior Trucking, and no notice made or threatened against the Company or Senior Trucking, relating to an improper use or disclosure of, or a breach in the security of, any such information. Each of the Company and Senior Trucking takes reasonable precautions under the circumstances necessary to prevent any such Security Breaches. Each of the Company and Senior Trucking is in compliance with all Data Security Requirements, except as would not reasonably be expected to have a Material Adverse Effect, and no event or occurrence has transpired that would require the Company or Senior Trucking to provide notice to any Person with respect to any Security Breach or under any Data Security Requirement. The consummation of the transactions contemplated by this Agreement will not violate any Data Security Requirement. There has been no unauthorized disclosure by the Company or Senior Trucking of any third party proprietary or confidential information or Personal Information in the possession, custody or control of the Company or Senior Trucking.

Section 3.10 Title to Assets; Real Property.

(a) Each of the Company and Senior Trucking has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets (whether tangible or intangible), real, personal and mixed, used or held for use in its business (the “Property”). The Property is sufficient for the Company and Senior Trucking to conduct the Business after the Closing as is currently being conducted by the Company.

(b) The Company owns no real property. Set forth on Section 3.10(b) of the Sellers’ Disclosure Schedule is a true and complete list of each lease for real property executed by or binding upon the Company, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Leases”), and a true and correct description of the real property subject to such Real Property Leases (the “Leased Real Property”). Each of the Real Property Leases is legal, valid and binding on the Company and in full force and effect, without any uncured default thereof by the Company or any other party thereto. The Leased Real Property constitutes the only real property leased by the Company or Senior Trucking. The Company has not (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (ii) received written notice that it is in default under any such Real Property Lease for any alleged default that has not been cured. All rents, deposits and additional rents due pursuant to each Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full. True and complete copies of the Real Property Leases have been provided to Buyer or its advisors.

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(c) Except as set forth on Section 3.10(c) of the Sellers’ Disclosure Schedule and except for the occupancy and use of the Leased Real Property by the Company, there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Leased Real Property, and no Person other than the Company occupies or uses any portion of the Leased Real Property. None of the Company, Senior Trucking or any Seller is in any discussions regarding options to renew, extend or terminate any lease of Leased Real Property or to lease any real property other than the Leased Real Property.

Section 3.11 Taxes.

(a) The Company, Senior Trucking or Sellers have duly and timely filed all Tax Returns required to be filed by the Company and Senior Trucking on or prior to the Closing Date, and all such Tax Returns are true, complete and correct. Neither the Company nor Senior Trucking are the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes due and payable by or with respect to the Company or Senior Trucking (whether or not shown on any Tax Return) have been paid.

(c) The Company and Senior Trucking have complied with applicable Laws relating to the payment and withholding of Taxes and have collected or withheld and paid over to the proper Governmental Authority all amounts required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equityholder or other third party with respect to the Company or Senior Trucking. The Company and Senior Trucking have collected all sales, use and value added taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and have furnished or retained properly completed exemption certificates for all exempt transactions as required by applicable Tax Law.

(d) No Governmental Authority is conducting an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company or Senior Trucking. No Governmental Authority is asserting against the Company or Senior Trucking any deficiency or claim for any Taxes. Neither any Seller, Senior Trucking nor the Company has received notice from any Governmental Authority in any jurisdiction where the Company or Senior Trucking does not file Tax Returns with respect to a particular type of Tax that the Company or Senior Trucking is subject to such Tax or required to file Tax Returns for such Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of the Company or Senior Trucking.

(f) Neither the Company nor Senior Trucking is a party to or bound by any closing agreement, private letter rulings, Tax holiday, technical advance memoranda, offer in compromise, or any similar agreement with any Taxing Authority.

(g) Neither the Company nor Senior Trucking is a party to, bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, sharing or indemnity agreements or arrangements or similar agreement or arrangement with respect to Taxes. Neither the Company nor Senior Trucking (i) has been a member of a Consolidated Group for Tax purposes and (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract, or otherwise.

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(h) Neither Buyer, Senior Trucking nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by the Company or Senior Trucking prior to the Closing Date, (ii) prepaid amount received by the Company or Senior Trucking prior to the Closing Date, (iii) application of Section 965(a) of the Code to the Company or Senior Trucking with respect to operation of the Business prior to the Closing Date or election made prior to the Closing Date by the Company or Senior Trucking pursuant to Section 965(h) of the Code, (iv) installment sale or open transaction disposition made by the Company or Senior Trucking prior to the Closing Date, (v) change by the Company or Senior Trucking in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date, and (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to the Company or Senior Trucking with respect to operation of the Business prior to the Closing Date.

(i) There are no liens for Taxes upon the Company, Senior Trucking or either of their assets (other than statutory liens for Taxes not yet due and payable).

(j) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither the Company nor Senior Trucking is, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor Senior Trucking is, nor has it been, at any time prior to the Closing Date, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor Senior Trucking is a party to any joint venture, partnership, or other arrangement or contract that is treated, or required to be treated, as a partnership for federal income tax purposes.

(m) Neither the Company nor Senior Trucking has (i) made any election to defer any amounts of payroll Taxes, (ii) taken, claimed, or applied for amounts of an employee retention tax credit, or (iii) taken out or sought any loan or grant, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under ay COVID-19 Laws, including pursuant to the Paycheck Protection Program, the Economic Injury Disaster Loan Program, or the Coronavirus Economic Relief for Transportation Services Act (the “CERT Act”). Each Acquired Company has (A) properly complied with all Applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and any applicable other payroll Taxes under the CARES Act, and (B) to the extent applicable, properly complied with all Applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, Section 2301 of the CARES Act, and the CERT Act.

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(n) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and any corresponding provision of applicable state law, at all times since January 1, 2019.

(o) Senior Trucking has at all times since January 1, 2021 been a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-2(c)(2).

(p) Neither the Company nor Senior Trucking is subject to Tax in any jurisdiction other than the United States and its states and localities.

Section 3.12 Employee Matters.

(a) Except as set forth in Section 3.12(a) of the Sellers’ Disclosure Schedule, the Company and Senior Trucking have no written employment, consulting or other service Contracts regarding the compensation of any of the Company’s or Senior Trucking’s employees, independent contractors, or consultants (each a “Service Provider”) or providing for such compensation directly or indirectly. Neither the Company nor Senior Trucking has any obligation to its Service Providers other than obligations arising in the Ordinary Course of Business on account of wages, commissions, deferred compensation, service fees and salaries for prior services performed. Section 3.12(a) of the Sellers’ Disclosure Schedule contains a true, correct and complete list of all Persons as of the date hereof, who are Service Providers of the Company and/or Senior Trucking, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full- or part-time employees, independent contractors or consultants and whether any other role (i.e., director) is applicable); (iii) hire date; (iv) current annual base compensation; (v) 2020 and 2021 annual bonus targets; (vi) 2020 and 2021 equity incentive award targets; (vii) current annual bonus or other incentive-based compensation; (viii) commissions and eligibility to participate in commission plans; (ix) immigration status; (x) active status and (xi) the location of employment of such Person.

(b) The Company and Senior Trucking have complied in all material respects with the requirements of IRCA, have completed and maintained a Form I-9 (Employment Eligibility Verification) for each of its current and former employees and each such Form I-9 is correct and complete in all material respects. Within the five (5) years preceding the date hereof, neither the Company nor Senior Trucking has received any notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the rules and guidance promulgated by the USCIS or DOL and, to Sellers’ Knowledge, there is no reasonable basis for such an inspection or investigation. Within the five (5) years preceding the date hereof, neither the Company nor Senior Trucking has permitted any Person to work for the Business without lawful authorization to work in the United States. No visa or employment authorization held by a current employee who is a Service Provider will expire during the six (6)-month period after the date hereof. None of the employees of the Company or Senior Trucking are located outside of the United States.

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(c) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and Senior Trucking currently are, and during the five (5) year period ending on the date hereof were, compliant in all material respects with all applicable Laws governing the employment of labor, including all such Laws relating to wages, hours, overtime, employee classification, severance, vacation, unemployment, affirmative action, immigration, collective bargaining, discrimination, civil rights, leave or other accommodation, hiring or firing or other conditions of employment, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes (“Employment Laws”). No investigation, change, review, complaint or proceeding by any Governmental Authority or current or former Service Provider or with respect to the Company or Senior Trucking in relation to any actual or alleged violation of any Employment Laws is pending or, to the Seller’s Knowledge, threatened, nor has the Company or Senior Trucking received any notice from any Governmental Authority or current or former Service Provider indicating an intention to conduct the same. Neither the Company nor any Seller has received any written notice, and to the Seller’s Knowledge, neither the Company nor any Seller has received any verbal notice from any Person, that such Person has a reasonable basis for a discrimination or a harassment claim against any employee of the Company or Senior Trucking. Neither the Company nor Senior Trucking has violated the WARN Act, and no event has occurred, and to Sellers’ Knowledge, no event is currently anticipated, that would trigger any Liability under the WARN Act, in each case during the five (5) year period ending on the date hereof. Section 3.12(c) of the Sellers’ Disclosure Schedule lists the number of employees terminated by the Company or Senior Trucking during the ninety (90) days preceding the date hereof, including the date of termination of such employee.

(d) The Company and Senior Trucking are not delinquent for payments to any of its current or former Service Providers for any wages, salaries, commissions, bonuses, overtime, severance or other compensation for any service performed for it through the date hereof or for amounts required to be reimbursed to such employees. The Company and Senior Trucking are not liable for any failure to make any material payment due in the past five (5) years to any trust or other fund or any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits for employees. The Company and Senior Trucking have accrued all amounts, in accordance with an accrual method of accounting as consistently applied by the Company and Senior Trucking, as applicable, which relate to the foregoing and were earned or relate to services prior to the Closing Date and payable following the Closing in all material respects.

(e) To Sellers’ Knowledge (without the need to make inquiry of each Service Provider), (i) the Company and Senior Trucking have not hired or engaged any Service Provider in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such Service Provider is a party, except as would not reasonably be expected to have a Material Adverse Effect, (ii) no Person has made an allegation or asserted a Claim against the Company or Senior Trucking to the effect that the Company or Senior Trucking has hired or engaged any Service Provider in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement, and (iii) no Service Provider of the Company or Senior Trucking is subject to or bound by any restrictive covenant, non-compete agreement or non-solicitation agreement for the benefit of any Person (including any former employer or Person to whom they provided services) other than the Company or Senior Trucking that would interfere with the provision of services to the Company or Senior Trucking, except as would not reasonably be expected to have a Material Adverse Effect.

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(f) Except as set forth in Section 3.12(f) of the Sellers’ Disclosure Schedule, neither the Company nor Senior Trucking has received notice of any pending termination or cancellation of the employment relationship between the Company and any of its employees that is a Service Provider and, to Sellers’ Knowledge (without the need to make inquiry of each Service Provider), no such employee imminently intends to terminate his or her employment with the Company or Senior Trucking, except as would not reasonably be expected to have a Material Adverse Effect.

(g) The Company and Senior Trucking are not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any collective bargaining agreement, labor union contract, trade union contract, or other arrangement with any labor organization (each, a “Collective Bargaining Agreement”). No employees of the Company or Senior Trucking are represented by any labor organization or covered by any Collective Bargaining Agreement. To Sellers’ Knowledge, there are (i) no activities or proceedings of any labor organization or trade union to organize any employees who are Service Providers of the Company or Senior Trucking or (ii) no demands for recognition or any other request or demand from a labor organization for representative status with respect to any employees who are Service Providers to the Company or Senior Trucking. There is no strike, lockout, slowdown, or work stoppage against the Company or Senior Trucking pending or, to Sellers’ Knowledge, threatened directly against the Company or Senior Trucking. There is no charge or complaint against the Company or Senior Trucking by the National Labor Relations Board or any comparable Governmental Authority pending or, to Sellers Knowledge, threatened.

(h) In the past five (5) years there have been no lawsuits, arbitration demands or charges of discrimination with the U.S. Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or government fair employment practices agency involving the Company or Senior Trucking.

(i) Set forth in Section 3.12(i) of the Sellers’ Disclosure Schedule is a true and complete list of the employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type, including any pension, profit sharing, 401(k), retirement, deferred compensation, equity purchase, option or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, loan, retention, disability, hospitalization, sickness, death, medical, dental, life insurance benefit, excess benefit, stock bonus, restricted stock, stock ownership, stock appreciation, phantom stock, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, compensation, welfare, vision, accidental death and dismemberment, collective bargaining or other agreement with any works council or similar association, worker’s compensation, unemployment compensation, post-retirement, transaction bonus, periodic bonus, loan, salary continuation, termination, retention, noncompetition, confidentiality, change in control, fringe benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals) and any other employee benefit plan whether or not defined as an “employee benefit plan” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, or arrangement, that is contributed to by the Company or one of its ERISA Affiliates which cover or offer(ed) benefits to any current or former Service Providers or under which the Company has or would reasonably be expected to have any obligations or liabilities, direct or indirect, actual or contingent, whether or not legally binding (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”) that is maintained or sponsored by the Company, Senior Trucking or an ERISA Affiliate other than the Company or Senior Trucking (“Seller Plan”).With respect to each Seller Plan, Sellers have made available to Buyer a summary of the material terms applicable to the Service Providers.

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(j) None of the Company or any of its ERISA Affiliates sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any current or contingent Liability with respect to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) post-employment welfare benefits, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any corresponding or similar state Law. None of the ERISA Affiliates has never maintained an employee benefit plan subject to the Laws of any jurisdiction outside the United States that covers any employees or service providers of the Company.

(k) With respect to each of the Employee Benefit Plans: (i) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter (or may rely upon an opinion letter for a prototype plan) and nothing has occurred, whether by action or by failure to act, that caused or would cause the loss of such qualification or the imposition of any penalty or Tax Liability on the Company or Senior Trucking with respect to any such Employee Benefit Plan; (ii) all payments required or promised under each Employee Benefit Plan or other agreement, or by Law (including all contributions with respect to all prior periods prior to Closing) have been made in accordance with the provisions of each of the Employee Benefit Plans, applicable Law in all material respects and any liabilities of the Company or Senior Trucking that are unfunded liabilities have been fully accrued; (iii) no Action or Claim has been asserted, instituted or is threatened against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee, administrators or fiduciaries thereof, any ERISA Affiliate, any of the assets of any trust of any of the Employee Benefit Plans or, to Sellers’ Knowledge, any Service Provider of the Company or Senior Trucking (whether current, former or retired) that would reasonably be expected to result in Liability for the Company or Senior Trucking; (iv) each Employee Benefit Plan has been maintained, operated, funded, and administered in each case, in all material respects in accordance with its terms and applicable Law, including ERISA, the Code, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including regulations governing privacy and security of health data, and the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder and any other applicable regulatory guidance issued by any Governmental Authority; (v) the Company and its ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA; and (vi) neither the Company nor Senior Trucking nor, to Sellers’ Knowledge, any of their respective Representatives has, with respect to any Employee Benefit Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, that has resulted, or would reasonably be expected to result, in the imposition of a Liability to the Company or Senior Trucking.

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(l) Except as set forth in Section 3.12(l) of the Sellers’ Disclosure Schedule, none of the execution and delivery of this Agreement by the Company and Sellers or the consummation by the Company and Sellers of the transactions contemplated by this Agreement will (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Benefit Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Benefit Plan to a current or former employee of the Company or Senior Trucking; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan; (iv) result in the forfeiture by any current or former employee of the Company or Senior Trucking of compensation or benefits under any Employee Benefit Plan; or (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Benefit Plan.

(m) There is no payment or benefit or acceleration thereof that is to be made to a current or former Service Provider that would reasonably be expected to (i) be characterized as a parachute payment within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state or local Tax law) and (ii) not be deductible by the Company or Senior Trucking by reason of Section 280G of the Code. The Company has no obligation to gross up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(n) There is no Contract, agreement, plan or other arrangement to which the Company or Senior Trucking is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes that may be imposed pursuant to Section 409A. Each Employee Benefit Plan has maintained, in form and operation, in all material respects in compliance with Section 409A of the Code.

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Section 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Sellers’ Disclosure Schedule is a listing of all Material Contracts to which the Company or Senior Trucking is a party (each such Contract, a “Company Material Contract”)

(b) All Company Material Contracts are the legal, valid and binding obligations of the Company or Senior Trucking, as applicable and, to Sellers’ Knowledge, the legal, valid and binding obligation of each other party thereto, and each is enforceable as to the Company or Senior Trucking, as applicable, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. None of the Company, Senior Trucking or, to Sellers’ Knowledge, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with or without the passage of time or giving of notice (or both) would constitute a violation or default under, any Company Material Contract. Sellers have made available to Buyer a true and complete copy of each Company Material Contract (including all amendments and supplements) and in the case of an oral Contract, a written summary of the material terms of such Contract. None of any Seller, the Company or Senior Trucking has given or received from a counterparty of any Company Material Contract notice or indication, of (x) its intention (unless withdrawn) to terminate such Company Material Contract or (y) any uncured default, breach or violation of such Company Material Contract.

Section 3.14 Accounts Receivable. All accounts receivable of the Company and Senior Trucking (a) reflected on the Unaudited Financial Statements and (b) arising after the Interim Balance Sheet Date have arisen from bona fide sales actually made or services actually performed by the Company or Senior Trucking, as applicable, in the Ordinary Course of Business. Each of such accounts receivable of the Company and Senior Trucking constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company or Senior Trucking, as applicable.

Section 3.15 Accounts Payable. All accounts payable, accrued expenses and notes payable (i) reflected on the Unaudited Financial Statements and (ii) arising after the Interim Balance Sheet Date, have (a) arisen from bona fide purchases actually made or services actually received by the or Senior Trucking, as applicable, in the Ordinary Course of Business, and (b) been recorded and entered in the books and records of the Company or Senior Trucking, consistently with its practices. All such accounts payable, accrued expenses and notes payable of the Company and Senior Trucking arose in bona fide arm’s length transactions. Each of the Company and Senior Trucking has paid its accounts payable in the Ordinary Course of Business.

Section 3.16 Undisclosed Liabilities; Indebtedness.

(a) Except as and to the extent set forth in Section 3.16(a) of the Sellers’ Disclosure Schedule neither the Company nor Senior Trucking has any Liabilities of a type that is required to be included in the Unaudited Financial Statements or in the footnotes thereto, other than (i) Liabilities adequately reflected or reserved against in the Unaudited Financial Statements or in the footnotes thereto and (ii) Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

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(b) All Indebtedness of the Company and Senior Trucking is set forth in Section 3.16(b) of the Sellers’ Disclosure Schedule.

Section 3.17 Bank Accounts. Section 3.17 of the Sellers’ Disclosure Schedule sets forth a list of all banks in which the Company and/or Senior Trucking has accounts or maintains safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

Section 3.18 Conflicts of Interest; Affiliate Transactions.

(a) Except as set forth in Section 3.18(a) of the Sellers’ Disclosure Schedule, none of any Seller, the Company, Senior Trucking or any officer or manager of the Company or Senior Trucking, has any direct or indirect interest in any Person or business enterprise which competes with, is a customer or sales agent of, or is engaged in, any business of the kind being conducted by the Company or Senior Trucking, other than investments of five percent (5%) or less in the stock or other equity interests of a publicly-traded Person.

(b) Except as set forth in Section 3.18(b)(i) of the Sellers’ Disclosure Schedule, (i) none of any Seller nor any Close Family Member of any Affiliate of Seller provides or causes to be provided, to the Company or Senior Trucking any assets, loans or advances, (none of which will be outstanding on the Closing Date), (ii) the Company does not provide or cause to be provided to any Seller or any Seller’s Close Family Member or Affiliate any loan or advances, and (iii) except for the matters set forth in Section 3.18(b)(i) of the Sellers’ Disclosure Schedule (such matters collectively, the “Affiliate Arrangements”), neither Seller nor any Sellers’ Close Family Members or Affiliates has any other business relationships with the Company or Senior Trucking. The only Affiliate Arrangements set forth in Section 3.18(b)(i) of the Sellers’ Disclosure Schedule that will remain in place from and after the Closing Date or with respect to which Buyer, the Company or any of their respective Affiliates will have any ongoing obligations or duties after the Closing Date, are those items that are identified in Section 3.18(b)(i) of the Sellers’ Disclosure Schedule as remaining in place and having ongoing obligations or duties.

Section 3.19 Environmental Matters.

(a) Except as set forth in Section 3.19(a) of the Sellers’ Disclosure Schedule, (a) neither the Company nor Senior Trucking has any environmental Liabilities, and (b) the operations of the Business by the Company and Senior Trucking are currently and have during the preceding five (5) years been in material compliance with all Environmental Laws applicable to the conduct of the Business or ownership or use of the Company’s and Senior Trucking’s properties and assets, including with respect to obtaining and complying with the terms and conditions of all necessary Environmental Permits.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and Senior Trucking has and, where applicable, has timely filed applications for renewal of, all Environmental Permits necessary for the conduct of the Business by the Company and Senior Trucking.

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(c) Each of the Company and Senior Trucking has all environmental and pollution control equipment necessary to comply with all Environmental Laws (including, without limitation, compliance with all applicable Environmental Permits), and the operation of the Business as presently conducted, each of the Company and Senior Trucking has all, and their respective facilities, locations and properties are, and for the preceding five (5) years have been, in compliance with all terms and conditions of such Environmental Permits.

(d) Regarding all Environmental Permits for which renewal, amendment, or modification is pending, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or because of such renewal, amendment, or modification.

(e) Neither the Company or Senior Trucking has received any (i) notice from any Governmental Authority stating that the conduct of the Business is in violation in any material respect of any Environmental Law or requesting information regarding the possibility thereof or (ii) notice of any allegation, demand, complaint or claim of violation or Liability under any Environmental Law, including any investigatory, remedial, monitoring or corrective obligation, relating to the operations and/or facilities of any of the Company or Senior Trucking, and/or the assets and properties of the Company of Senior Trucking, and to Sellers’ Knowledge, no such allegation, demand, complaint or claim of violation is threatened. No Action is pending or threatened against the Company or Senior Trucking that alleges a material violation by the Company or Senior Trucking of, or material liability arising under, any applicable Environmental Laws. Neither the Company nor Senior Trucking has within the past five (5) years entered into any settlement, admitted to Liability, consented to the entry of or been issued any Order or otherwise resolved any pending or threatened Action against the Company or Senior Trucking arising under any Environmental Law. Except as set forth in Section 3.19(e)(i) of the Sellers’ Disclosure Schedule, neither the Company nor Senior Trucking has Released any Hazardous Materials that require any material remediation, cleanup, removal or corrective action, pursuant to any Environmental Law. Except as set forth in Section 3.19(e)(ii) neither the Company nor Senior Trucking has assumed by Contract or provided an indemnity with respect to any Liability of any other Person relating to Environmental Laws other than Contracts or indemnification provisions entered into in the Ordinary Course of Business.

(f) Except for Hazardous Materials stored, generated or used by the Company and Senior Trucking in the Ordinary Course of Business, no Hazardous Materials have been Released by the Company or Senior Trucking or, to Sellers’ Knowledge are present on any current or, former property or facility of the Company and/or Senior Trucking used in connection with the Business, in each case, as a result of the use or operation of the Business by the Company or Senior Trucking, in each case at levels or concentrations exceeding any applicable standard under Environmental Laws or which would (if known) require reporting to any Governmental Authority or investigation, remediation, monitoring or other response, in each case, to comply with Environmental Laws.

(g) To the Sellers’ Knowledge (without any need to conduct any search on any real property), there are no, underground storage tanks or solid waste management units located on or under any facility, location or property of the Company or Senior Trucking.

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(h) To the Knowledge of Sellers, none of the Hazardous Materials generated by the Company or Senior Trucking, or for which the Company or Senior Trucking has arranged for disposal, have been treated, stored, disposed of or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under Environmental Laws for which the Company or Senior Trucking would reasonably be expected to bear liability.

Section 3.20 Insurance. Set forth in Section 3.20 of the Sellers’ Disclosure Schedule is a true, correct and complete list of all current policies or binders of insurance maintained by the Company or Senior Trucking (collectively, the “Insurance Policies”). There are no claims related to the Company or Senior Trucking pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor Senior Trucking has received any notice of cancellation of, material future premium increase with respect to, or alteration of future coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. Neither the Company nor Senior Trucking is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Buyer or its advisors. With respect to each such Insurance Policy: (i) none of the Company, Senior Trucking, or, to Sellers’ Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), (ii) no party to the policy has repudiated any provision thereof in writing, and (iv) the policy is not been subject to any lapse of coverage.

Section 3.21 Customers and Suppliers.

(a) The Company has made available to Buyer or its advisors lists with respect to the Company and Senior Trucking of (i) the names of the top ten (10) customers by dollar purchase volume (measured by the gross amount invoiced to such customer by the Company or Senior Trucking, as applicable, during the applicable periods) from which the Company or Senior Trucking, as applicable, provided Products or other goods and services (collectively, “Goods”) for (A) the years ended December 31, 2022 and December 31, 2021 and (B) the three month period ending March 31, 2023 (all such customers being the “Material Customers”), and (ii) the total amount for which each of the Material Customers were invoiced by the Company or Senior Trucking, as applicable, during each of the time periods specified in Sections 3.24(a)(i)(A)-(B).

(b) Since the Interim Balance Sheet Date, none of the Material Customers has canceled, terminated or threatened to: (i) cancel or otherwise terminate its Contract, (ii) cancel or otherwise terminate its business relationship with the Company or Senior Trucking, (iii) materially decrease its purchase of Goods or (iv) otherwise take any action that would reasonably be expected to result in a material reduction of the revenue received by the Company or Senior Trucking as a result of its relationship with such Material Customer.

(c) The Company has made available to Buyer or its advisors separate lists with respect to the Company and Senior Trucking of (i) the names of the top ten (10) suppliers to the Company or Senior Trucking, as applicable, by dollar purchase volume (measured by the gross amount invoiced to the Company or Senior Trucking, as applicable by such supplier during the applicable periods) for (A) the years ended December 31, 2022, and December 31, 2021 and (B) the three month period ending March 31, 2023 (all such suppliers being the “Material Suppliers”), together with (ii) the total amount for which each of the Material Suppliers invoiced the Company or Senior Trucking during each of the periods set forth in Sections 3.24(c)(i)(A)-(B).

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(d) . Since the Interim Balance Sheet Date, none of the Material Suppliers has canceled, terminated or threatened to: (i) cancel or otherwise terminate its Contract, (ii) cancel or otherwise terminate its business relationship with the Company or Senior Trucking, (iii) materially decrease the amount of supplies to the Company or Senior Trucking or (iv) otherwise take any action that would reasonably be expected to result in a material reduction of the supplies received by the Company or Senior Trucking as a result of its relationship with such Material Supplier.

Section 3.22 Brokerage and Finder’s Fee. Except as set forth on Section 3.22 of the Sellers’ Disclosure Schedule, none of the Company, Senior Trucking or any Representative of the Company or Senior Trucking, has incurred or will incur on behalf of the Company or Senior Trucking any brokerage, finder’s or similar fee in connection with this Agreement or the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedule, each Seller, severally but not jointly, hereby represents and warrants to Buyer that the statements contained in this Article 4 are true as of the date hereof (or, if made as of a specified date, as of such date).

Section 4.1 Ownership of Equity Interests. Such Seller is the record and beneficial owner of, and has good and valid title to its or his Pro Rata Share of the Interests, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such Interests, except for Encumbrances under federal and/or state securities laws and the Organizational Documents of the Company. The transactions contemplated hereby will not give rise to any preemptive or similar rights on behalf of any Person under any provision of any Contract to which such Seller is a party or by which any property of such Seller is bound. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to any Equity Interests of the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to the Interests conveyed by such Seller, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such Equity Interests (other than those created under applicable state and/or federal securities laws and the Organizational Documents of the Company).

Section 4.2 Organization and Standing; Power and Authority; Capitalization. Such Seller has all requisite right, power, legal capacity and authority, as applicable, to execute, deliver and perform this Agreement and the Ancillary Documents to which it or he is a party and to consummate the transactions and perform its or his obligations contemplated hereby and thereby. Such Seller has taken all actions or proceedings required to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party and the consummation and performance by such Seller of the transactions and obligations contemplated hereby or thereby. No other action on the part of such Seller is necessary to authorize this Agreement and the Ancillary Documents to which such Seller is a party or the consummation of the transactions contemplated by this Agreement. This Agreement has been, and each of the Ancillary Documents to be executed and delivered by such Seller at the Closing shall be, duly and validly executed and delivered by such Seller and, assuming due execution and delivery by Buyer (if Buyer is a party thereto), constitutes a valid and binding obligation of such Seller, enforceable against such Seller, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. All of the Equity Interests of Titan 5 are as set forth on Section 4.2(a) of the Sellers’ Disclosure Schedule. All of the Equity Interests of Holdings are as set forth on of Section 4.2(b) of the Sellers’ Disclosure Schedule.

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Section 4.3 Conflicts, Consents and Approvals. Neither the execution nor delivery by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party, nor the consummation of the transactions contemplated hereby or thereby will:

(a) Materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a material default) under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or his assets are bound;

(b) violate any Law applicable to such Seller or such Seller’s Interests; or

(c) require any notice to, action or consent or approval of, or review by, or registration or filing with, any third party or any Governmental Authority, except for the consents, approvals, registrations and filings set forth on Section 3.3(d) of the Sellers’ Disclosure Schedule and except for consents, approvals, registrations and filings required by applicable federal and/or state securities laws.

Section 4.4 Litigation. Except as set forth in Section 4.4 of the Sellers’ Disclosure Schedule, there are no Actions pending or threatened against such Seller, or any of its or his assets or properties, that relate to or affect the Company or the Business or such Seller’s ability to enter into the transactions contemplated hereby, including (i) such Seller’s ownership of the Interests or rights to acquire any Equity Interests in the Company, or (ii) such Seller’s capacity as the owner of its Pro Rata Share of the Interests, nor to the Knowledge of Sellers is there any reasonable basis for any such Action. Except as otherwise disclosed in Section 4.4 of the Sellers’ Disclosure Schedule and with respect to or affecting the Business, such Seller has (a) not initiated or been the target of any Action, and (b) not been the party to any Action, whether as petitioner, plaintiff, complainant, respondent or defendant, regardless of whether such Action was withdrawn, settled, litigated or otherwise resolved, in each case, during the five (5) year period ending on the Closing Date. Neither such Seller nor any of its or his properties, assets or rights are subject to any Order or settlement agreement with, any Person, in each case, that reasonably would be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of such Seller to consummate the transactions contemplated hereby.

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Section 4.5 Brokerage and Finder’s Fee. Except as set forth in Section 3.22 of the Sellers’ Disclosure Schedule, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller or any Affiliate of any Seller.

Section 4.6 Risk. Such Seller, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the receipt of the Buyer Preferred Stock, and has requested, received, reviewed and considered all information such Seller is aware of and deems relevant (including the SEC Documents) in making an informed decision to accept its or his Pro Rata Share of the Merger Consideration.

Section 4.7 Investment Purposes. Such Seller is acquiring his or its Pro Rata Share of the Merger Consideration pursuant to this Agreement for its own account for investment only and with no present intention of distributing any of such Buyer Preferred Stock or any arrangement or understanding with any other Persons regarding the distribution of such Buyer Preferred Stock.

Section 4.8 Reliance. Such Seller understands that the Buyer Preferred Stock are being offered and sold to it or him in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that Buyer is relying upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire its Pro Rata Share of the Merger Consideration.

Article 5
COVENANTS OF THE PARTIES

Section 5.1 Release. Except for any rights or obligations under this Agreement or the Ancillary Documents, each Seller and its or his successors and assigns (the “Sellers’ Releasing Parties”) hereby irrevocably and unconditionally, fully and forever, release, acquit and discharge each of the Company, Senior Trucking and each of its current and former officers, directors, employees, partners, managers, members, advisors, heirs, executors, administrators, trustees, beneficiaries, successors and assigns (the “Company Released Parties”) from any and all actions, causes of action, suits, proceedings, executions, judgments, debts, accounts and bonds, and claims and demands whatsoever whether in Law or in equity which the Sellers’ Releasing Parties may have against the Company Released Parties, now or in the future, in each case in respect of any cause, matter or thing whether personally, in their own right, together with any other Person, occurring or arising with respect to or in connection with the Company, in each case on or prior to the Closing Date; and, without limiting the generality of the foregoing, (a) from any and all of their respective claims for any and all amounts, including all expenses, fees, compensation, commissions or dividends, owed to them in connection with, in respect of or as a result of their purchase, sale or ownership of any Equity Interests of the Company ever owned by them or to which they were entitled, and represent and warrant to Buyer that none of Company Released Parties is, or will be, liable to the Sellers’ Releasing Parties for any such amounts; and (b) from any claim or rights of any kind that any Sellers’ Releasing Parties may have to indemnification by the Company for any act or inaction by such Seller taken or occurring before the Closing Date. Notwithstanding anything to the contrary in the foregoing, no release is made with respect to claims related to or arising out of any of the following: (i) any rights, claims or remedies of any kind that Sellers’ Releasing Parties may have under this Agreement or any of the other documents, instruments or certificates to be delivered pursuant to this Agreement or the transactions contemplated hereby; (ii) from any rights, claims or remedies of any kind that any Sellers’ Releasing Party may have to indemnification by the Company or Senior Trucking as an officer, director, manager, employee or other representative of the Company (provided that it is agreed that none of Sellers nor any of their Affiliates shall be entitled to such indemnification for any indemnification claim made under Article 8); (iii) from any rights, claims or remedies of any kind of the Sellers’ Releasing Parties with respect to compensation or reimbursement for services rendered to the Company or Senior Trucking prior to the Closing Date, or any accrued, vested rights which the Sellers’ Releasing Parties hold or are entitled to as of the Closing pursuant to any employee benefit plan or welfare plan of the Company or Senior Trucking.

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Section 5.2 Non-Compete; Non-Solicitation; Non-Disclosure Covenants.

(a) Non-Compete.

(i) Each Seller agrees that, during the time period commencing as of the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not directly or indirectly through any other Person (whether as an officer, director, manager, employee, partner, consultant, holder of equity or debt, lender or in any other manner or capacity), own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business or entity, within 150 miles of Troy, Michigan, that is competitive with the Business as conducted on the Closing Date; provided, that, Buyer acknowledges and agrees that the foregoing shall not restrict Holdings and/or Titan 5 from renting equipment and/or vehicles to (A) the Company in arms-length transactions or (B) any other Person in any business similar to the Business, with the prior written consent of the Company.

(ii) Nothing herein shall prohibit any Seller, Affiliate or Close Family Member of a Seller from being a passive owner of not more than five percent (5%) of the outstanding securities of any class of a Person which is publicly traded, so long as such Seller has no active participation in the business of such Person.

(b) No Recruitment or Hiring of Employees; No Interference With Business Relations. Each Seller agrees that it or he shall not, during the Restricted Period, except for the benefit of, and on behalf of, the Company Affiliated Group, directly or indirectly, on such Seller’s own behalf or on behalf of any other Person, (i) solicit, recruit or hire, any Restricted Person or induce or attempt to induce any Restricted Person to leave the employ of or cease doing business with the Company or any other member of the Company Affiliated Group or (ii) induce or attempt to induce any customer, supplier, vendor, licensee or other business relation of the Company or Senior Trucking to cease doing business with the Company or Senior Trucking, or in any way interfere with the relationship between any such Person, on the one hand, and the Company or Senior Trucking, on the other hand; provided, that, general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed toward any such Restricted Person shall not be deemed to constitute solicitation or recruitment for purposes of this Section 5.2(b).

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(c) No Disclosure of Confidential Information. Except to the extent (i) authorized by Buyer, (ii) required by Law or any legal process, or (iii) necessary in performing such Seller’s obligations under this Agreement, no Seller will, directly or indirectly, during the Restricted Period, use or exploit, or disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information of the Company or Senior Trucking. As used herein, the term “Confidential Information” shall mean any and all information about the Company and Senior Trucking or relating to the trade secrets of the Company or Senior Trucking, in each case whether or not disclosed to such Seller or whether or not known by such Seller as a consequence of or through its relationship with the Company and/or Senior Trucking, if in each case such information is not publicly available or generally known in the industry of the Business (other than through a breach by a Seller of this Section 5.2(c)). Each Seller acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: trade secrets, intellectual property, products, services, client and partner lists, purchasing criteria, business plans, methods and procedures, accounting data, compensation and human resources information, marketing strategies, new product and services developments, price lists and pricing strategies, contract forms, business and financial models, electronic and other files, and financial data regarding the Business and the Company, and shall not include any information that is obtained from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party.

(d) Each Seller acknowledges that it has carefully read and considered the provisions of this Section 5.2. Each Seller acknowledges that it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 5.2. Each Seller also acknowledges and understands that these restrictions are reasonably necessary to protect the legitimate and substantial business interests of Buyer and its Affiliates, including protection of the goodwill acquired. Each Seller also acknowledges that the transactions contemplated by this Agreement (including the receipt of the Merger Consideration by Sellers) constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 5.2.

(e) The Parties acknowledge and agree that the individual covenants in this Section 5.2 are separate and distinct commitments of Sellers, independent of each other covenant hereunder. Each Seller further agrees that each of the covenants in this Section 5.2 is reasonable with respect to its duration, geographic area and scope of activity, to protect, among other things, Buyer’s acquisition of the goodwill of the Business. Accordingly, if, at the time of enforcement of any one or more of the covenants in this Section 5.2, a court or arbitrator holds that the restrictions stated herein with respect to any specific covenant herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, geographic area and/or scope of activity legally permissible under such circumstances will be substituted for the duration, geographic area and/or scope of activity stated herein.

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(f) If, prior to the end of the Restricted Period, Jeff Rizzo’s employment with the Buyer (i) is terminated by the Buyer without “Cause”, as such term is defined in his Employment and Consulting Agreement or (ii) is terminated by Jeff Rizzo with “Good Reason”, as such term is defined in his Employment and Consulting Agreement each, (a “Termination Event”); then the covenants in this Section 5.2 will terminate, at the time after such Termination Event when, (X) there is not in effect a registration under the Securities Act with respect to the resale of the Conversion Shares by the holders thereof, or (Y) the Buyer Common Stock is not listed for trading on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or any other national securities exchange.

Section 5.3 Further Actions. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

Section 5.4 Public Announcements. Unless otherwise required by applicable Law (and in that event only if time does not permit), at all times, Buyer and the Seller Representative shall consult with each other before issuing any press release or public announcements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement without the written approval of the other Party.

Section 5.5 Securityholder Representative.

(a) Grant of Authority. In order to administer efficiently the assertion, defense, settlement and resolution of any disputes arising in connection with this Agreement, the Seller Representative shall be exclusively authorized and empowered after the Closing (i) to amend, modify or waive any of the provisions of this Agreement or any other agreement contemplated hereby for the benefit of Sellers in any manner in which the Seller Representative believes to be in the best interests of Sellers, (ii) to give all notices (including service of process) required to be given by or on behalf of any Seller under this Agreement or any other agreement contemplated hereby, (iii) to take any action (or determine not to take action) in connection with the defense, settlement, compromise, arbitration or other resolution of any Action or other proceeding in connection with this Agreement, (iv) to assert, bring, prosecute, maintain, settle, compromise, arbitrate or otherwise resolve on behalf of Sellers any Action or other proceeding in connection with this Agreement, and (v) to take all such other actions (or determine not to take such actions) as the Seller Representative may deem necessary or appropriate in its sole judgment to carry out the foregoing.

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(b) Appointment; Removal; Resignation; Vacancies. By executing this Agreement, each Seller shall be deemed to have approved the designation of, and hereby designates, Jeff Rizzo as the Seller Representative as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto. The Seller Representative may resign at any time upon twenty (20) days’ notice delivered to Sellers. Sellers may, at any time, remove the Seller Representative and appoint a substitute representative by written consent signed by Sellers (other than any Seller that is then currently the Seller Representative. If the Seller Representative files for bankruptcy, becomes insolvent or dissolves, or if the Seller Representative otherwise becomes unable to perform its responsibilities hereunder or resigns from such position, Sellers shall, by such written consent, appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Seller Representative for all purposes of this Agreement. Upon the selection of such substitute representative, such substitute representative shall promptly notify Buyer in writing of his, her or its appointment pursuant to this Section 5.7(b), which written notice shall be accompanied by a copy of the written consent effecting such appointment.

(c) Other Powers; Binding Effect. To the extent permitted by Law, any Action other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Sellers under this Agreement shall be asserted, brought, prosecuted or maintained only by the Seller Representative. All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, nor have any claim or cause of action against the Seller Representative for any action taken or not taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Seller Representative.

(d) Indemnification. The Seller Representative will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Seller Representative’s fraud, gross negligence or willful misconduct. The Seller Representative shall not be liable for any good faith action or omission pursuant to the advice of outside counsel. Sellers will indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse Sellers the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

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Section 5.6 Piggyback Rights.

In the event Buyer files a registration statement under the Securities Act with respect to the resale of any outstanding shares of Buyer Common Stock by the holders thereof, Buyer shall give written notice to the Seller’s Representative, at least ten (10) Business Days prior to such filing, and each Seller shall have the right to request to have included in such registration statement such number of Conversion Shares as shall be specified in the request; provided, however that this right shall not apply to Jeff Rizzo for so long as he is a director or officer of Buyer or the Company. If the Seller’s Representative does not make a request, on behalf of any of the Sellers, for the inclusion of Conversion Shares within such registration statement within seven (7) days after receipt of notice from Buyer, the Buyer shall have no obligation to include any Conversion Shares beneficially owned by any Seller in the registration statement.

Section 5.7 Reservation of Shares.

Buyer shall at all times when the Buyer Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Buyer Preferred Stock, such number of its duly authorized shares of Buyer Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Buyer Preferred Stock (without giving effect to any restrictions on conversion that may apply to the Buyer Preferred Stock or any holder thereof); and if at any time the number of authorized but unissued shares of Buyer Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Buyer Preferred Stock, Buyer shall take such corporate action as may be necessary to increase its authorized but unissued shares of Buyer Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment its Organizational Documents.

Section 5.8 Buyer Board of Directors. Each Party shall take all reasonable action to ensure that, as soon as practicable following the Closing, but in no event later than 60 days after the Closing, the number of the board of directors of Buyer is established at five (5) and that the following Persons are appointed to serve as directors: (a) Frank E. Celli, Glen Miller, Jeff Rizzo and (b) two (2) directors that are not Affiliated with any of the foregoing and who have relevant experience (the “Independent Directors)”, one of whom will be designated by Glen Miller and Jeff Rizzo.

Section 5.9 Equity Incentive Plan. As soon as practicable following the Closing, Buyer shall take all commercially reasonable efforts to ensure that it has in place an equity incentive plan, in a form reasonably satisfactory to Sellers, for which 25,500,000 shares of common stock, par value $0.0001 of Buyer are duly reserved for issuance.

Section 5.10 Buyer Financing. Buyer will use commercially reasonable efforts to secure commitments for a financing pursuant to the terms set forth on Exhibit IV attached hereto in an aggregate amount of (x) $2,500,000 minus (y) the Capital Contribution and (z) any other amounts received by the Buyer from investors following the Closing, (the “Financing Amount”), by June 30, 2023; provided, that the Financing Amount shall be paid to the Company on a monthly basis as the Company requires cash flow; provided, further that in no event shall the entire Financing Amount be paid to the Company later than September 30, 2023. In the event of any breach of the covenants set forth in this Section 5.10, Buyer shall (a) issue to Sellers, in accordance with the Pro Rata Shares, an aggregate amount of Buyer Common Stock that results in the Sellers ownership of forty-one percent (41%) of the issued and outstanding Buyer Common Stock and (b) take all action required to ensure that the Sellers hold an aggregate of fifty-one percent (51%) of the voting control of the Buyer on a fully diluted basis.

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Article 6
CLOSING CONDITIONS; DELIVERABLES

Section 6.1 General Conditions to the Obligations to Effect the Merger. The respective obligations of Buyer, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company and Buyer:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Governmental Approvals. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained, and all relevant waiting periods applicable to the consummation of the Merger shall have expired or terminated early.

Section 6.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a) a certificate of an officer of the Company, certifying as to true and complete copies of (i) the Certificate of Organization of the Company and all amendments thereto as in effect on the Closing Date, certified by the Secretary of State of Michigan as of a date not more than seven (7) calendar days prior to the date hereof, (ii) the limited liability company agreement of the Company as in effect on the date hereof and (iii) the resolutions of the managers and members of the Company authorizing the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;

(b) a certificate of an officer of each Seller that is not a natural person, certifying as to true and complete copies of (i) the Certificate of Organization of such Seller and all amendments thereto as in effect on the Closing Date, certified by the Secretary of State of Michigan as of a date not more than seven (7) calendar days prior to the date hereof, (ii) the limited liability company agreement of such Seller as in effect on the date hereof and (iii) the resolutions of the governing body of such Seller authorizing the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;

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(c) certificates of good standing with respect to the Company and Senior Trucking, issued by the Secretary of State of Michigan and each jurisdiction in which the Company is qualified to do business as a foreign entity, as of a date not more than seven (7) calendar days prior to the date hereof;

(d) all consents, notifications, waivers, approvals and authorizations set forth on Section 6.2(d) of the Sellers’ Disclosure Schedule on terms and conditions satisfactory to Buyer;

(e) a duly completed IRS Form W-9 executed by each Seller;

(f) agreements for the employment or engagement of each Person set forth on Section 6.2(f) of the Sellers’ Disclosure Schedule, in each case satisfactory to Buyer and each such Person, as applicable, duly executed by the applicable Person set forth on Section 6.2(f) of the Sellers’ Disclosure Schedule (the “Employment and Consulting Agreements”);

(g) evidence that all of the Contracts set forth on Section 6.2(g) of the Sellers’ Disclosure Schedule have been terminated;

(h) the Escrow Agreement, duly executed by Seller;

(i) evidence, reasonably satisfactory to Buyer, that the $562,469.61 demand note issued by Holdings has been converted to a fixed and subordinated note; and

(j) restrictive covenant agreements, duly executed by the Persons set forth on Section 6.2(j) of the Disclosure Schedule, duly executed by such Persons.

Section 6.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a) a certificate of an officer of Buyer, certifying as to true and complete copies of (i) the Articles of Incorporation of Buyer and all amendments thereto as in effect on the Closing Date, certified by the Secretary of State of California as of a date not more than seven (7) calendar days prior to the date hereof, (ii) the Bylaws of Buyer as in effect on the date hereof and (iii) the resolutions of the Board of Directors of Buyer, and, if necessary, the shareholders of Buyer, authorizing the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;

(b) a certificate of an officer of Merger Sub, certifying as to true and complete copies of (i) the Articles of Incorporation of Merger Sub and all amendments thereto as in effect on the Closing Date, certified by the Secretary of State of Michigan as of a date not more than seven (7) calendar days prior to the date hereof; (ii) the Bylaws of Merger Sub as in effect on the date hereof; (iii) the resolutions of the sole director of Merger Sub, authorizing the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;

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(c) certificates of good standing with respect to Buyer, issued by the Secretary of State of California and each jurisdiction in which Buyer is qualified to do business as a foreign entity, as of a date not more than seven (7) calendar days prior to the date hereof;

(d) all consents, notifications, waivers, approvals and authorizations set forth on Section 6.3(d) of the Buyer’s Disclosure Schedule on terms and conditions satisfactory to Sellers;

(e) the Employment and Consulting Agreements, duly executed by the Company or Senior Trucking, as applicable;

(f) indemnification agreements with each of Glen Miller and Jeff Rizzo, duly executed by Buyer, providing for indemnification, advancement of expenses and such other matters as are customarily provided for in indemnification agreements entered into by an SEC reporting company and members of its Board of Directors, in a form reasonably satisfactory to Messrs. Miller and Rizzo;

(g) evidence reasonably satisfactory to Sellers that, effective as of the Closing, Buyer arranged, at its expense, for the addition of Glen Miller and Jeff Rizzo to the Buyer’s D&O Policy on terms with respect to coverage and amounts no less favorable than those of such policies in effect with respect to Buyer’s other officers and members of Buyer’s Board of Directors on the Closing Date;

(h) the Escrow Agreement, duly executed by Buyer;

(i) evidence of the acceptance for filing by the California Secretary of State of a Certificate of Determination in a form reasonably acceptable to Sellers providing for the designation, rights, privileges and preferences of the Buyer Preferred Stock; and

(j) a letter from each holder of the promissory notes disclosed on Section 2.5 of the Buyer’s Disclosure Schedule indicating that the promissory notes will be exchanged for an aggregate of no more than 41,300,764 rights to receive Buyer Common Stock, in a form reasonably satisfactory to Sellers.

Article 7
TAX MATTERS

Section 7.1 Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the pre-Closing portion of such Straddle Period, including for purposes of determining Excluded Taxes, (such portion the “Pre-Closing Straddle Period”), shall (i) in the case of Taxes that are imposed on a periodic basis and not based on income or receipts (e.g., property taxes), be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of other Taxes, be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day before the Closing Date using a “closing of the books methodology” based on the actual operations of the Company.

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Section 7.2 Tax Refunds. Sellers shall be entitled to any Tax refunds (including interest paid therewith) of Taxes imposed on the Company and Senior Trucking and other tax benefits and rights with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period. Any refunds of Taxes and other Tax benefits and rights of the Company or Senior Trucking for any Straddle Period shall be apportioned between Sellers and Buyer in accordance with the principles set forth in Section 7.1.

Section 7.3 Tax Contests. After the Closing, Buyer shall promptly notify Seller Representative in writing upon receipt by Buyer, the Company or Senior Trucking of any notice, either written or otherwise, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund of the Company or Senior Trucking (each a “Tax Contest”) relating to any Pre-Closing Tax Period or Straddle Period. Except as set forth in this Section 7.3, Buyer (on behalf of the Company and Senior Trucking) shall control the conduct, through counsel of its own choosing, of any Tax Contest; provided that, in the case of a Tax Contest involving any Tax liability that relates to any Pre-Closing Tax Period or Straddle Period, the Seller Representative shall have the right to participate alongside Buyer in such Tax Contest, at Sellers’ own cost and expense, and Buyer shall not allow the Company to settle or otherwise resolve such Tax Contest without the prior written permission of the Seller Representative, which consent shall not be unreasonably withheld, delayed, or conditioned. The provisions of this Section 7.3, rather than those in Section 8.3(a), shall apply in the case of any Tax Contest.

Section 7.4 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all sales, use, stamp, documentary, registration, value added, real property transfer, controlling interest transfer, transfer and other similar Taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any third party expenses incurred in the filing of all related and necessary Tax Returns shall be borne and timely paid one-half by Sellers and one-half by Buyer. Any Tax Returns or other documentation required to be filed with respect to any Transfer Taxes shall be prepared and timely filed by the Party responsible therefore under applicable Law and, if required, Buyer shall cause the Company or Senior Trucking, as the case may be, to join in the execution of any such Tax Returns.

Section 7.5 Tax Returns.

(a) Sellers shall prepare and file, or cause to be prepared and filed, at its sole expense, all income Tax Returns that are required to be filed by or with respect to the Company and the Business for all Tax periods ending before the Closing Date (including, for the avoidance of doubt, any short-period income Tax Return of the Company for the period ending on the day before the Closing Date). Buyer shall, and shall cause the Company to, cooperate fully and promptly in connection with the preparation and filing of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Tax Law) and without a change of any election or any accounting method. Sellers shall provide any such Tax Return to Buyer for its review, comment, and consent to filing, no less than thirty (30) days prior to the due date for filing such Tax Return (including extensions). Seller shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Sellers shall include any income, gain, loss, deduction or other tax items for such Tax periods on its Tax Returns in a manner consistent with the Schedule K-1s prepared by Sellers for such Tax periods.

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(b) From and after the Closing Date, Buyer shall have the exclusive obligation and authority to prepare and file or cause to be prepared and filed all Tax Returns of the Company other than those income Tax Returns required to be prepared and filed by Sellers pursuant to Section 7.5(a) above. Sellers shall cooperate fully and promptly in connection with the preparation and filing of such Tax Returns. Sellers shall pay Buyer an amount equal to the amount of Taxes shown to be due on any such Tax Return that is allocable to any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.1) within ten (10) days following the filing of any such Tax Return.

Section 7.6 Cooperation. Buyer and the Seller Representative shall reasonably cooperate (and cause their Affiliates to reasonably cooperate) with each other and with each other’s agents in connection with Tax matters relating to the Company including: (i) preparation and filing of Tax Returns (including any extensions thereto), (ii) the examination of Tax Returns, and (iii) any audit, administrative or judicial proceeding in respect of Taxes. Such cooperation shall include each Party, upon reasonable request by the other Party, making available to the other Party Tax-related information and documents in its possession relating to the Company or the Business. Any information or documents provided under this Section 7.6 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes, or as required by applicable Law.

Section 7.7 Tax Treatment; Consistent Reporting. For U.S. federal (and applicable state and local) income tax purposes, the Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Parties will report the Merger as such for U.S. federal, state and local income tax purposes. None of the Parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). No Party shall make any election under Sections 336 or 338 of the Code with respect to the transactions contemplated by this Agreement.

Article 8
INDEMNIFICATION

Section 8.1 Survival. All representations and warranties contained in this Agreement or in the Ancillary Documents shall survive the Closing until the twelve (12) month anniversary of the Closing) and shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article 8; provided that the Fundamental Representations shall survive until the date that is the sixty (60) month anniversary of the Closing. All covenants and agreements shall survive the Closing and shall expire in accordance with their terms. Sellers’ indemnification obligations under Section 8.2(a)(ii) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations related to the subject matter thereof. If, prior to the expiration of the applicable survival period, a Claim Notice is delivered alleging Losses and a claim for recovery in accordance with Section 8.3(a) in reasonable detail based on facts or circumstances existing at the time of delivery of any such Claim Notice, then the claim asserted in such Claim Notice shall survive until such claim is fully and finally resolved among the Parties or by receipt of a final and nonappealable award, judgment or Order of a court of competent jurisdiction.

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Section 8.2 Indemnification Obligations.

(a) From and after the Closing, subject to the limitations set forth in Section 8.4, each Seller shall jointly and severally, each to the extent of his or its Pro Rata Share, indemnify, defend and hold harmless Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company and Senior Trucking) and its and their respective officers, directors, equityholders, members, managers, employees and agents (collectively, the “Buyer Indemnified Parties”), from and against all Taxes, losses, amounts paid in settlement, fees, costs (including costs of investigation, defense and enforcement of this Agreement), damages, liabilities, expenses, fines and penalties (in each case, including reasonable attorneys’ and accountant’s fees, costs of suit and costs of appeal) (collectively, “Losses”) actually incurred by any Buyer Indemnified Party, directly or indirectly arising out of any of the following:

(i) the inaccuracy in, or breach of, any representation or warranty contained in Article 3 this Agreement;

(ii) any claims made by Wolverine Transfer and Recycling LLC, with respect to the Master Transportation Services Agreement, dated as of February 3, 2020, by and between Wolverine Transfer and Recycling LLC and the Company, including any claims related to Case No. 22-002780-CB in the Circuit Court for the County of Macomb, Michigan or any other related claims disclosed on the Sellers’ Disclosure Schedule

(iii) Excluded Taxes; and

(iv) the inaccuracy in, or breach of, any representation or warranty by the Company contained in (A) the Asset Purchase Agreement by and among WTI Global, Inc., MC, and the Company, dated as of December 9, 2022 and/or (B) the Purchase Agreement by and among TMT Waste Management, Inc., Tony Saco, and Titan National, LLC, dated as of June 10, 2022, as amended on July 15, 2022.

(b) From and after the Closing, subject to the limitations set forth in Section 8.4, each Seller shall severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses actually incurred by any Buyer Indemnified Party, directly or indirectly, arising out of any of the following:

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(i) the inaccuracy in, or breach of, any representation or warranty of such Seller contained in Article 4 this Agreement; and

(ii) the breach or violation of such Seller’s covenants or agreements contained in this Agreement.

(c) From and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates, and their respective officers, directors, managers, equityholders, employees and agents (collectively, the “Seller Indemnified Parties”), from and against all Losses actually incurred or suffered by any Seller Indemnified Party, arising out of any of the following:

(i) the inaccuracy in, or breach of, any representation or warranty by Buyer or Merger Sub contained in this Agreement; and

(ii) the breach or violation of Buyer or Merger Sub’s covenants or agreements contained in this Agreement.

Section 8.3 Procedures.

(a) In the event that any claim or demand for which Buyer or any Seller (“Indemnitor”) would be liable to an indemnified party (“Indemnitee”) hereunder is asserted against or sought to be collected from an Indemnitee (whether directly by such Indemnitee or by a third party), Buyer or the Seller Representative, as applicable, shall promptly notify Indemnitor of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided that no defect in the prompt delivery of or the information contained in such Claim Notice will relieve such Indemnitor from any obligation under this Article 8, except to the extent such failure materially prejudices such Indemnitor. Buyer or the Seller Representative, as applicable, shall then have twenty (20) Business Days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnitee (x) whether or not it disputes its liability to the Indemnitee hereunder with respect to such claim or demand and (y) whether or not it desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand.

(i) If the Indemnitor disputes its liability with respect to such claim or demand or the amount thereof, such claim or demand shall not be settled without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed).

(ii) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand, then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise unless (A) as an unconditional term thereof, the claimant or plaintiff to the Indemnitee grants a full release of Indemnitee and its Affiliates, in form and substance satisfactory to the Indemnitee, from all liability in respect of such claim or demand; (B) there is no finding or admission of any violation of applicable Law; and (C) the sole relief provided is monetary damages that have been in full deposited (in cash or shares of Buyer Preferred Stock) by Indemnitor into a special account notified to the Indemnitee. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

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(iii) The Indemnitor shall not be entitled to assume control of the defense of a claim if: (A) any such claim or demand or the litigation or resolution of any such claim or demand would reasonably be expected to involve equitable or injunctive relief, or would reasonably be expected to impose criminal liability or criminal damages on Indemnitee; (B) based upon the advice of counsel to the Indemnitee, a non-waivable conflict of interest exists between the Indemnitor and the Indemnitee; (C) such claim is brought by a Governmental Authority; or (D) the Indemnitor has failed or is failing to prosecute and defend vigorously such claim; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitee should elect to exercise such right to assume control of the defense or settlement of a claim, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand, at its sole cost and expense.

(iv) If the Indemnitor elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or by the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand) then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder, as provided in clause (i) above.

(v) For all purposes of this Article 8, the Indemnitor and Indemnitee shall reasonably cooperate with, and make available to, the other Party and its Representatives, upon reasonable prior notice, information, records and data, and shall permit reasonable access during normal business hours to its facilities and personnel, in each case, as may be reasonably required in connection with the resolution of such disputes; provided that such access does not unreasonably interfere with the conduct of the business of such party and its Affiliates and materials may be redacted as necessary to address reasonable attorney client or other privilege or bona fide confidentiality concerns. In connection therewith, each Party agrees that (A) it will use its commercially reasonable efforts, in respect of any claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and applicable rules of procedure), and (B) all communications between a Party hereto and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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(b) Determination of Losses. After the giving of a Claim Notice under this Section 8.3, the amount of Losses to which an Indemnitee shall be entitled under this Article 8 shall be determined (i) by written agreement between the Seller Representative and Buyer, (ii) by a Final Order or (iii) by any other means as to which the Seller Representative and Buyer shall agree in writing.

(c) Adjustments to Merger Consideration. Any payment made to or on behalf of a party pursuant to Article 8 shall be treated by Buyer and Sellers for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Merger Consideration, and the Parties agree not to take any position inconsistent therewith, unless otherwise required by applicable Law.

(d) Recourse for Payments to the Buyer Indemnified Parties. Subject to the limitations set forth in Section 8.4, to the extent indemnifiable Losses of any Buyer Indemnified Party are to be paid by Sellers, such payment may be paid by Sellers, at the Sellers’ sole discretion, by any combination of (i) the release of the Escrow Stock (valued at the Agreed Stock Value) to Buyer, (ii) the transfer of Buyer Preferred Stock to Buyer, and/or (ii) by wire transfer of immediately available funds in accordance with wire instructions provided in writing by Buyer.

(e) Escrow Release and Satisfaction of Claims. Subject to any other limitations set forth herein and any applicable terms and conditions set forth in the Escrow Agreement:

(i) With respect to any Claim for indemnification (or any portion thereof) to be satisfied by the release to Buyer of Escrow Shares then held by the Escrow Agent, and the written notice by the Seller Representative to Buyer of the amount of Escrow Shares to be released given within ten (10) Business Days of the determination pursuant to Section 8.3(b) of the amount of Losses, each of Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent to release such amount; provided that such amount shall not exceed the amount of Losses with respect to which the applicable Buyer Indemnified Party is entitled to indemnification with respect to the applicable Claim.

(ii) Within ten (10) Business Days of the determination pursuant to Section 8.3(b) of the amount of Losses with respect to which any Indemnitee is entitled to indemnification with respect to any Claim (or at such later other time as the Indemnitee shall agree), Buyer shall pay to the Seller Indemnified Parties or the Sellers shall pay to Buyer (except in the case where payment has been already effected from the Escrow Account or by transfer of Buyer Preferred Stock) as applicable, an amount equal to the amount of such Losses by wire transfer of immediately available funds in accordance with wire instructions provided in writing by the applicable Indemnitee.

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(f) Payments by an Indemnitor pursuant to subsection (e) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of any such claim, less any related costs and expenses. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnitee shall reimburse the Indemnitor for such reduction in Losses for which the Indemnitee was indemnified prior to the realization of reduction of such Losses.

Section 8.4 Limitations on Indemnification.

(a) Cap; Limit. Notwithstanding any other provision in this Agreement to the contrary, but subject to this Section 8.4, the maximum aggregate liability that (i) Sellers shall have to the Buyer Indemnified Parties pursuant to Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(b) and (ii) Buyer shall have to the Seller Indemnified Parties pursuant to Section 8.2(c)(i), in each case shall not exceed nine hundred thousand dollars ($900,000) (the “Cap”); provided that the Cap shall not apply to a breach of any of the Fundamental Representations. Under no circumstances will the aggregate amount of all Losses for which Sellers would be liable pursuant to Section 8.2, in the aggregate exceed the aggregate Agreed Stock Value of the Merger Consideration as of the date hereof. Under no circumstances will the aggregate amount of all Losses for which any particular Seller would be liable pursuant to Section 8.2, in the aggregate exceed the aggregate Agreed Stock Value of such Seller’s Pro Rata Share of the Merger Consideration as of the date hereof.

(b) Basket. No indemnification payments shall be payable pursuant to the indemnification obligations of Sellers pursuant to Section 8.2(a)(i), 8.2(a)(ii) or 8.2(b) or of Buyer pursuant to Section 8.2(c)(i) unless the total Losses with respect to such Section to the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds one hundred fifty thousand dollars ($150,000) (the “Basket Amount”); provided that the Basket shall not apply to a breach of the representations and warranties set forth in Sections 3.22 and/or 4.5. Once the Basket Amount is satisfied against an Indemnitor, such Indemnitor shall pay to the Indemnitee only the amount of all indemnification obligations in excess of the Basket Amount, subject to the limitations set forth in this Section 8.4.

(c) Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy, except as provided in Section 9.7 (Specific Performance), with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8 and except as provided in Section 9.7 (Specific Performance). Notwithstanding the two immediately preceding sentences, this Section 8.4(c) shall not limit any of the following after Closing: (i) any Party’s right to seek any equitable relief to which such Party shall be entitled under Section 9.7 (Specific Performance) or to seek any remedy against any other Party on account of such other Party’s fraud, (ii) any rights or remedies of any Person covered or required to be covered by the Buyer’s D&O Policy, or (iii) any rights or remedies of the Seller Law Firm pursuant to or in respect of Section 9.15.

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(d) Materiality. In determining the amount of Losses suffered by an Indemnitee related to a breach of any representation or warranty contained in this Agreement, but not in determining whether such a breach has occurred, the representations and warranties set forth in this Agreement shall be considered without regard to any materiality, Material Adverse Effect or other similar qualification set forth therein, except for the definition of Material Contract and as used in Sections 2.5(b) and 3.5.

Article 9
MISCELLANEOUS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing. Notices will be deemed delivered five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices sent via electronic mail will be deemed delivered upon transmission. Notices sent by personal service will be deemed delivered when actually received by the recipient. Any Party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Notices shall be made to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Buyer:

TraQiQ, Inc.

1420 SE 36th Street, Suite 100

Bellevue, WA 98006

Attention: Ajay Sikka

Email: ajay@traqiq.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric Hellige

Email: EHellige@pryorcashman.com

(b) if to the Seller Representative:

Jeff Rizzo

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1931 Austin Drive

Troy, Michigan 48083

Email: JRizzo@titancares.com

with copies (which shall not constitute notice) to:

Clark Hill PLC

901 Main Street, Suite 6000

Dallas, Texas 75202

Attention: Richard Rafferty

Email: rrafferty@clarkhill.com

and:

Warner Norcross + Judd LLP

2715 Woodward Avenue, Suite 300

Detroit, Michigan 48201

Attention: Sean Cook

Email: scook@wnj.com

Section 9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.3 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original and each of which alone and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or other electronic signatures (including the delivery of signed documents in PDF format or by means of DocuSign or other electronic signature platforms).

Section 9.4 Entire Agreement. This Agreement and the Ancillary Documents, when executed and delivered, and any other certificate, instrument or document delivered in connection herewith or therewith, constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous understandings, agreements and representations by or among the Parties, both written and oral, in each case, other than those set forth in the Confidentiality Agreement, dated as of February 12, 2023, by and between O’Keefe and Associates Consulting, LLC and the Buyer.

Section 9.5 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to create any third-party beneficiaries except as expressly set forth herein.

Section 9.6 Governing Law; Resolution of Disputes. The Parties agree that this Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable Laws of any other jurisdiction other than the applicable Laws of the United States of America, where applicable. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in Delaware as the sole and exclusive forum for such matters or disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in Delaware, in any other jurisdiction in any manner provided by applicable Law. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (OTHER THAN EMPLOYMENT AGREEMENTS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

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Section 9.7 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the Parties hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.7 shall be in addition to, and not in lieu of, any other remedies that the Parties may be permitted to pursue under the terms of this Agreement.

Section 9.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement (whether by operation of law or otherwise) nor any of its rights, interests or obligations hereunder without the prior written consent of the other Party.. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.9 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective Party incurring such costs and expenses; provided, however, that Buyer shall reimburse Sellers for any expenses incurred by Sellers or the Company to provide audited financial statements of the Company.

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Section 9.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by Law, and the Parties hereby consent and agree that such scope shall be judicially modified accordingly in any proceeding brought to enforce such provision.

Section 9.11 Counsel and Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement or the other agreements contemplated hereby to which it is a party. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement and each of the other agreements contemplated hereby to which it is a party.

Section 9.12 Amendment; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of Buyer and the Seller Representative. Unless otherwise specifically agreed in writing to the contrary: (a) the failure or delay of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

Section 9.13 Disclosure Schedules. Matters reflected in the Sellers’ Disclosure Schedule and Buyer’s Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Sellers’ Disclosure Schedule or Buyer’s Disclosure Schedule. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the Ordinary Course of Business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Sellers’ Disclosure Schedule or Buyer’s Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which would reasonably be considered to have a Material Adverse Effect. No matter or item disclosed on the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule admitting or indicating a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. Sellers do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Sellers’ Disclosure Schedule. Buyer does not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Buyer’s Disclosure Schedule. Subject to applicable law, the information on the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements entered into by the Parties or their Affiliates. Moreover, without limiting the rights of the other Parties to this Agreement with respect to such information, in disclosing the information in the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule, each Seller and Buyer expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

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Section 9.14 Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof,” “herein,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. References to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity. Any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP. The words “including,” “include” or other derivations thereof mean “including without limitation” and/or “including but not limited to”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. References to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. References to any Law means such Law as amended modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time of such reference, including rules and regulations promulgated thereunder. The words “made available” or words of similar import with respect to any item made available by Sellers shall mean delivered by such Person or posted prior to the execution of this Agreement in the online data room no later than two (2) Business Days prior to the date hereof and remaining available on such data site through the date hereof. All references to “Dollars” or “$” mean U.S. Dollars unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if.”

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Section 9.15 Conflict Waiver; Attorney-Client Privilege and Related Matters.

(a) The Parties acknowledge that Clark Hill PLC (such law firm, and any predecessor of or successor to any such law firm, the “Seller Law Firm”) has acted as legal counsel to Sellers and the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement and the transactions contemplated hereby. Buyer and the Company agree that, following the Closing, such representation, and any other representation of Sellers, the Company or any Affiliate of any Seller by the Seller Law Firm on or prior to the Closing Date (whether or not relating to this Agreement or the transactions contemplated hereby), shall not preclude the Seller Law Firm from serving as legal counsel to any Seller or any Affiliate of any of Seller, or any Person who at any time prior to the Closing was a member, partner, stockholder, director, officer, or employee of the Company or any Seller, including in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby (including any of the foregoing in which the interests of any Seller or any Affiliate of any Seller, or any such other Person may be directly adverse to Buyer or any of its post-Closing Affiliates (including the Company)). Buyer and the Company each hereby (A) consents to any such post-Closing representation by the Seller Law Firm and waives any conflict of interest arising from any prior or other representation referred to above (whether or not such prior or other representation related to this Agreement or the transactions contemplated hereby), and (B) agrees to cause its Affiliates to consent to and waive any conflict of interest arising from any such prior or other representation. Neither Buyer nor any of its post-Closing Affiliates shall seek to have the Seller Law Firm disqualified from any such post-Closing representation based on any such prior or other representation by the Seller Law Firm of the Company, any Seller or any Affiliate of any of them.

(b) Buyer and the Company consent to the disclosure by the Seller Law Firm to Sellers (or any Affiliate or Representative thereof) of any information learned by the Seller Law Firm in the course of its representation of the Company, any Seller, or any of their respective Affiliates at any time prior to the consummation of the Closing, whether or not such information is subject to the attorney-client privilege of the Company and/or the Seller Law Firm’s duties of confidentiality as to the Company and whether such disclosure is made before or after the Closing.

(c) From and after the consummation of the Closing:

(i) All communications occurring on or prior to the Closing between a Seller or the Company, on the one hand, and the Seller Law Firm, on the other hand, whether relating to the negotiation, preparation, execution, and delivery of this Agreement or the transactions contemplated hereby or otherwise (the “Privileged Communications”) shall be deemed to be attorney-client privileged, and (A) such privilege, (B) the attorney work product protection, and (C) the expectation of client confidence relating to the Privileged Communications shall belong solely to and be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including, after the Closing, the Company). Accordingly, neither Buyer not the Company shall have access to any Privileged Communications or to the files of the Seller Law Firm relating to any such engagement, nor may Buyer or the Company use or rely on any Privileged Communications in any action or proceeding against or involving any Seller or any Affiliate of any Seller. Without limiting the generality of the foregoing, from and after the Closing, (A) Sellers (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications and any such engagement, and neither Buyer nor the Company shall be a holder thereof, (B) to the extent that files of the Seller Law Firm in respect of any such engagement constitute property of the client, only Sellers (and not Buyer or the Company) shall hold such property rights, and (C) the Seller Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between the Seller Law Firm and any Seller, the Company, or any Affiliate of any of them, or otherwise. Notwithstanding the foregoing, in the event that, after the consummation of the Closing, a dispute arises between Buyer or any of its post-Closing Affiliates, on the one hand, and a third party other than Seller or any Affiliate of any of them, on the other hand, Buyer and its post-Closing Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Buyer and the Company may not waive any such privilege without the prior written consent of Sellers. In the event that, after consummation of the Closing, Buyer or any of its post-Closing Affiliates are legally required to access or obtain a copy of all or a portion of the Privileged Communications, then, to the extent permitted by applicable Law, Buyer shall immediately (and, in any event, within five (5) Business Days) notify Sellers in writing so that Sellers can seek a protective order at the sole cost and expense of Sellers.

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(d) Each Party acknowledges that the covenants, consents, and waivers set forth in this Section 9.15 are voluntary and have been carefully considered, and that such Party has consulted with its own legal counsel or has been advised that it should do so in connection with the terms of this Section 9.15.

(e) The covenants, consents, and waivers set forth in this Section 9.15 shall not be deemed exclusive of any other rights to which the Seller Law Firm is entitled pursuant to Law, Contract, or otherwise.

(f) This Section 9.15 is intended for the benefit of, and shall be enforceable by, Sellers and the Seller Law Firm. This Section 9.15 is irrevocable. Notwithstanding anything to the contrary herein, no provision of this Section 9.15 may be amended, waived, or modified without the prior written consent of the Seller Law Firm.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first written above.

BUYER:

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Name:	Ajay Sikka
Title:	Chief Executive Officer

MERGER SUB:

TITAN MERGER SUB CORP.

By:	/s/ Ajay Sikka
Name:	Ajay Sikka
Title:	President

SELLERS:

TITAN 5, LLC

By:	/s/ Michelle Rizzo
Name:	Michelle Rizzo
Title:	Manager

TITAN HOLDINGS 2, LLC,

By:	/s/ Jeff Rizzo
Name:	Jeff Rizzo
Title:	Manager

/s/ Jeff Rizzo
Jeff Rizzo

/s/ William McCauley
William McCauley

SELLER REPRESENTATIVE:

/s/ Jeff Rizzo
Jeff Rizzo

[Signature Page to Merger Agreement]

SCHEDULE A
DEFINITIONS

“Action” means any Claim, suit, litigation, arbitration, proceeding, hearing, audit, charge, investigation, examination, mediation, suspension, indictment or other action (whether civil, criminal, administrative, investigative or informal) conducted, commenced, brought or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator, arbitration panel or mediator.

“Affiliate” means (i) a Person who, with respect to another Person, Controls, is Controlled by or is under common Control with such other Person or (ii) any director, general partner, manager, executive officer or managing member of such Person; provided, however, that Buyer and its Affiliates shall not be considered Affiliates of the Company (prior to the Closing) or Sellers for purposes of this Agreement.

“Agreed Stock Value” means the higher of (i) $12.839 (as adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction occurring after the date hereof) per share of the Buyer Preferred Stock or (ii) the Fair Market Value per share of the Buyer Preferred Stock as of the last Business Day of the calendar quarter immediately preceding the applicable date of payment.

“Ancillary Documents” means this Agreement and each agreement, instrument or document attached hereto as a Schedule or Exhibit and the other agreements, certificates and instruments to be delivered by the Parties pursuant hereto.

“Applicable Laws” means any applicable order, law, regulation, rule, ordinance, constitution, statute or treaty enacted, adopted, promulgated, issued, enforced, implemented or entered into by any Governmental Entity.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of New York are closed, either under applicable Law or action of any Governmental Authority.

“Business Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and information contained therein or transmitted thereby, including any outsourced systems and processes, and all associated documentation associated with any of the foregoing, in each case owned or leased by the Company and/or Senior Trucking.

“Buyer’s Disclosure Schedule” means the Disclosure Schedule delivered by Buyer to Sellers in connection with this Agreement.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 2.1 (Organization and Standing), Section 2.2 (Corporate Power and Authority), Section 2.3 (Conflicts, Consents and Approvals), Section 2.4 (Valid Issuance of Stock), Section 2.5 (Capitalization), Section 2.6 (Reports and Financial Statements) and Section 2.10 (Brokerage and Finder’s Fee).

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“Buyer Preferred Stock” means preferred stock, par value $0.0001 of Buyer designated as Series C Convertible Preferred Stock.

“Claim” means any claim, cause of action, stipulation, charge, writing, complaint, audit or demand (in each case, whether civil, criminal or administrative).

“Close Family Member” means (a) the individual’s spouse; (b) the individual’s and the spouse’s grandparents, parents, siblings, and children; (c) the spouse of any persons listed in subcategories (a) and (b); and (d) any other person who shares the same household with the individual.

“Closing Consideration” means a number of shares of Buyer Preferred Stock equal to (y) the Merger Consideration minus (z) the Escrow Stock.

“Company Affiliated Group” means the Company, Senior Trucking, Buyer and any of their respective Affiliates or Subsidiaries and each of their successors or assigns, provided that no Seller shall be considered part of the Company Affiliated Group for purposes of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company and/or Senior Trucking.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local law.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases, purchase orders, sales orders, commitments, plans, promises, undertakings and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” means the ownership of more than fifty percent (50%) of the voting interests of the Person to which the term is applied.

“Data Security Requirements” means, collectively, all of the following to the extent applicable and relating to privacy, data protection, or security of information (including Personal Information, sensitive or confidential information): all applicable (i) requirements of Law, including requirements governing the protection, processing, collection, storage, transfer, disclosure, transfer, modification or other use or disposition of Personal Information and security breach notification, (ii) the Company’s own rules, policies, notices, procedures, processes and standards, (iii) the Payment Card Industry Data Security Standard (PCI-DSS), and (iv) Contracts with respect to the privacy, data protection or security of information into which the Company has entered or by which it is bound.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

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“DOL” means the U.S. Department of Labor.

“Encumbrance” means all charges, licenses, mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, options, rights of first refusal, preemptive rights, community property interests, encroachments, encumbrances or restrictions of any nature, and other encumbrances on or ownership interests in the Interests (including (a) any restriction on the voting of any security, and (b) any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset.

“Environmental Law” means any Law governing or relating to (a) the generation, exposure to, handling, use, treatment, storage, disposal, emission, discharge, Release or threatened Release of Hazardous Material, (b) pollution or the protection or restoration of the environment (including plant and animal life, soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, stream sediments, ambient air (including indoor air), land, surface or subsurface strata, drinking water supply and any other environmental medium or natural resource), or (c) the protection of human health or worker health and safety as it pertains to exposure to Hazardous Material, including, but not limited to, the federal Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and Resource Conservation and Recovery Act and all state statutes enacted to implement these requirements of federal law and all analogous statutes and regulations enacted under federal, state or local laws.

“Environmental Permits” means all Permits necessary for the ownership, use and/or operation by the Company of the Company’s facilities, locations, and properties to comply with Environmental Law.

“Equity Interest” means with respect to any Person, any share of capital stock (or other ownership or profits interest in) such Person, any warrant, option, or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profits interest in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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“ERISA Affiliate” means, with respect to the Company, any Person, trade or business, which is or was, at a relevant time, a member of a group, which is under common control with the Company and is or was, at a relevant time, treated as a single employer within the meaning of Code Section 414(b), (c), (m) and (o) and, if applicable, ERISA Section 4001(a)(14) and (b).

“Escrow Agent” means Equity Stock Transfer.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among Buyer, Seller Representative and the Escrow Agent.

“Escrow Stock” means 63,090 shares of Buyer Preferred Stock.

“Excluded Taxes” means any and all Taxes (a) imposed on the Company or Senior Trucking, or imposed with respect to the Business, for any Pre-Closing Tax Period and for the Pre-Closing Straddle Period (determined in accordance with Section 7.1); (b) of any Consolidated Group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member prior to the Closing Date by reason of Treasury Regulations Section l.1502-6(a) or any analogous or similar foreign, state or local Law; (c) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; or (d) that are allocated to Seller pursuant to Section 7.4.

“Fair Market Value” means, with respect to a share of Buyer Preferred Stock as of any date, the closing price per share of the shares of Buyer Common Stock issuable upon conversion of such share of Buyer Preferred Stock on such date on any national stock exchange on which the Buyer Common Stock is then traded or, if the Buyer Common Stock is not then listed on a national stock exchange, the fair market value of the Buyer Common Stock as of such date as mutually determined in good faith by the Seller Representative and the Independent Directors.

“Final Order” means a final and nonappealable award, judgment or Order of a court of competent jurisdiction.

“Fundamental Representations” means the Buyer Fundamental Representations and Sellers Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Government Official” means (a) any officer, employee, or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (b) any political party, political party official, or political party employee; (c) any candidate for public office; (d) any royal or ruling family member; or (e) any agent or representative of any of those persons listed in subcategories (a) through (d).

“Governmental Authority” means any (a) foreign, domestic, federal, multi-national, state, provincial, county, municipal, city, town, village, district, or other jurisdiction or government of any nature, (b) governmental or quasi-Governmental Authority or any nature (including any governmental agency, branch, department, official or other entity and any court or other tribunal); or (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature.

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“Hazardous Material” means any waste or other substance or material that is listed, defined, designated or classified as hazardous, radioactive, or toxic, or a pollutant or a contaminant, or words of similar meaning or import, under Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, toxic mold, per- and poly-fluoroalkyl substances, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company and Senior Trucking, all (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) obligations under any performance bonds, letter of credit, banker’s acceptance or similar credit transactions (to the extent drawn); (g) obligations which are secured by any Encumbrance on any asset of the Company or on the Membership Interests; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) all accrued interest, prepayment or redemption penalties or premiums, fees, and other similar obligations (including breakage costs and change of control or assignment penalties) arising in respect of the obligations of the kind referred to in the foregoing clauses (a) through (h).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, utility models, designs, industrial designs and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof (“Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, and other indicia of source or origin (whether registered, common law, statutory or otherwise) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (c) all copyrightable works, all copyrights (including copyrights in software), moral rights, designs, data and database rights, and all applications, registrations, and renewals in connection therewith (“Copyrights”), (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Know-How, trade secrets and confidential information including research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (f) all computer software (including Object Code, Source Code, executable code, data, databases, and related documentation), (g) all other proprietary rights and all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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“IRCA” means the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Know-How” means tangible and intangible technical information, materials, inventions, processes, protocols, procedures, formulations, compounds, compositions, devices, methods, formulae, protocols, techniques, works of authorship, designs, drawings, results, findings, creations, discoveries, developments, techniques, processes, know-how, drawings, designs, specifications, data, formulas, or formulations.

“Knowledge” means, (i) with respect to Sellers, the knowledge of Jeff Rizzo, after reasonable inquiry by him of those employees of the Company who would reasonably be expected to have knowledge of the relevant subject matter, and (ii) with respect to Buyer, the knowledge of Ajay Sikka and Frank Celli after reasonable inquiry by each such individual of those employees who would reasonably be expected to have knowledge of the relevant subject matter.

“Law” means any foreign, federal, state, national, supranational, provincial, municipal, local or similar law (statutory, common or otherwise), rule, regulation, statute, ordinance, constitution, code, directive, writ, injunction, settlement, permit, license, decree, judgment, or other Order of any Governmental Authority.

“Liability” means any liability and payment obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether due or to become due, and whether liquidated or unliquidated (including any liability for Taxes), that, in accordance with GAAP, would be required to be recorded in audited balance sheets or disclosed in the notes to audited financial statements.

“Material Adverse Effect” means with respect to any Person any occurrence, circumstance, condition, change, development or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of such Person.

“Material Contracts” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is a written employment or written severance contract or written indemnification contract, or a written consulting or non-compete agreement, applicable to any current employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, rights with respect to Intellectual Property owned such Party, except for any of the foregoing related to the use of any off-the-shelf commercial software or standard commercial service offerings that are generally commercially available or generally available Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with any Affiliate, officer or director or the family members of such Party; (k) is continuous over a period of more than one year from the Closing Date and cannot be terminated on less than 60 days’ notice, without penalty or payment of an amount (including acceleration of obligations) of $25,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Closing; or (m) relates to any loan to any directors, officers or Affiliates of such Party.

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“Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking, but without the intervening steps of compilation or assembly.

“Order” means any award, injunction, judgement, order, writ, approval, decree, ruling, subpoena, verdict, sentencing memorandum, plea agreement, target, no-target letter or other decision entered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means the articles of amalgamation, articles of incorporation, certificate of incorporation, memorandum of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, continuation or organization of a Person, including any amendments thereto.

“Permits” means, with respect to any Person, any licenses, permits, consents, registrations, accreditations, certifications, waivers and approvals, pending with or issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, to or by which such Person is subject or bound or to or by which any property or asset of such Person is subject or bound, including any required pursuant to Environmental Law.

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“Person” means any individual, or any U.S. or non-U.S. corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity or any Governmental Authority.

“Personal Information” means any information that can be used to identify a natural person about which such information is gathered, including name, street address, telephone number, e-mail address, user names and passwords, photograph, driver’s license number, passport number, profile information, precise geolocation information, device identification numbers, “individually identifiable health information” as defined in 45 C.F.R. 160.103 or protected health information as defined by applicable Law, demographic information, biometric information, Social Security numbers, credit/debit cardholder information, bank/financial account information, or any other information that is defined as personal information or personally identifiable information under applicable Law.

“Pre-Closing Tax Period” means, with respect to income Taxes, any taxable period ending (or deemed to end) before the Closing Date, and with respect to all other Taxes, any taxable period ending (or deemed to end) on or before the Closing Date.

“Products” means the products or services developed, manufactured, distributed, sold, promoted or marketed by Senior Trucking or the Company on the date hereof or at any time on or after the date arising five (5) years prior to the date hereof.

“Pro Rata Share” means, for each Seller, the quotient obtained by dividing the amount of such Seller’s Interests in the Company by all of the Interests, expressed as a percentage and set forth on Exhibit I attached hereto.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into or through the environment in violation of any Environmental Law.

“Restricted Person” means any employee, agent, or contractor of the Company or Senior Trucking as of immediately prior to the Closing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. Government); (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other jurisdiction with a sanctions or trade embargo regime; and/or the respective Governmental Authorities of any of the foregoing.

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“SEC” means the U.S. Securities and Exchange Commission.

“Sellers’ Disclosure Schedule” means the Disclosure Schedule delivered by Sellers to Buyer in connection with this Agreement.

“Sellers Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Capitalization and Subsidiaries), Section 3.3 (Conflicts, Consents and Approvals), Section 3.11 (Taxes), Section 3.22 (Brokerage and Finder’s Fees), Section 4.1 Ownership of Equity Interests), Section 4.2 (Organization and Standing; Power and Authority), Section 4.5 (Brokerage and Finder’s Fees) Section 4.6 (Risk), Section 4.7 (Investment Purposes), and Section 4.8 (Reliance).

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, owns at least fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the board of directors or managers or similar governing body of such other Person.

“Tax” means (a) any federal, state, local or foreign income, gross income, gross receipts, property, sales, use, license, excise, capital, stock, franchise, profits, registration, recording, documentary, intangibles, net worth, gains, payroll, estimated, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, social security, employment, unemployment, disability, severance, occupation, premium, stamp or environmental tax, custom, duty, or other taxes of any kind whatsoever (including any fee, assessment, levy or other charges in the nature of or in lieu of a tax), whether disputed or not, together with any interest, fine, penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Authority with respect thereto; or (b) liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being (or ceasing to be) a member of the same Consolidated Group with such other Person.

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“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“Tax Return” means any report, return, declaration, filing, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to Taxes.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company and Senior Trucking consisting of the unaudited balance sheets of the Company and Senior Trucking and the related unaudited statements of operations, income (loss), changes in equity and cash flows of the Company and Senior Trucking as of and for the years ended December 31, 2022 and December 31, 2021 and for (a) the three-month period ended March 31, 2023 (the “Interim Balance Sheet Date”).

“USCIS” means the U.S. Citizenship and Immigration Services and the rules and guidance promulgated thereunder.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance.

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For purposes of the Agreement and the Exhibits, Schedules and Disclosure Schedule thereto, the following capitalized terms shall have the meanings assigned below. Unless otherwise specified, section references in the table below are to Sections of the Agreement. 1

Defined Term	Section
Affiliate Arrangements	3.18(b)(iii)
Agreement	Preamble
Basket Amount	8.4(b)
Blue Sky Laws	2.3(d)
Business	Recitals
Buyer	Preamble
Buyer Common Stock	2.5
Buyer Indemnified Parties	8.2(a)
Buyer Preferred Stock	1.2
Buyer’s D&O Policy	2.13
Cap	8.4(a)
Capital Contribution	1.7(b)
CARES Act	3.11(m)
CERT Act	3.11(m)
Certificate of Merger	1.2
Claim Notice	8.3(a)
Closing	1.2
Closing Date	1.2
COBRA	3.12(j)
Code	Recitals
Collective Bargaining Agreement	3.12(g)
Company	Recitals
Company Material Contract	3.13(a)
Company Released Parties	5.1
Confidential Information	5.2(c)
Conversion Shares	2.4(a)
Effective Time	1.2
Employee Benefit Plans	3.12(i)
Employment and Consulting Agreement	6.2(f)
Employment Laws	3.12(c)
Exchange Act	2.3(d)
Goods	3.21(a)
Indemnitee	8.3(a)
Indemnitor	8.3(a)
Independent Directors	5.7(b)
Insurance Policies	3.20
Interests	Recitals
Interim Balance Sheet Date	Definition of Unaudited Financial Statements
Employment Agreements	6.2(c)

1NTD: To be updated

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Leased Real Property	3.10(b)
Losses	8.2(a)
Material Customers	3.21(a)
Material Suppliers	3.21(c)
MBCA	Recitals
Merger	1.1
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
MLLCA	Recitals
Notice Period	8.3(a)
Party(ies)	Preamble
Pre-Closing Straddle Period	7.1
Privileged Communications	9.15(c)
Property	3.10(a)
Real Property Leases	3.10(b)
Representative Losses	5.5(d)
Representatives	3.6(c)
Restricted Period	5.2(a)(i)
SEC Documents	2.6(a)
Securities Act	2.3(d)
Security Breach	3.9(b)
Seller	Preamble
Seller Law Firm	9.15(a)
Seller’s Affiliates	3.18(b)(i)
Seller Indemnified Parties	8.2(c)
Seller Plan	3.12(i)
Seller Representative	Recitals
Seller’s Releasing Parties	5.1
Senior Trucking	Recitals
Service Provider	3.12(a)
Surviving Company	1.1
Tail Policy	5.6
Tax Contest	7.3
Termination Event	5.2(f)
Transfer Taxes	7.3

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